Execution Copy









                          AGREEMENT AND PLAN OF MERGER
                          Dated as of February 16, 2010



                                  BY AND AMONG
                              L. B. FOSTER COMPANY,
                              FOSTER THOMAS COMPANY
                                       AND
                           PORTEC RAIL PRODUCTS, INC.

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1 THE OFFER............................................................2
    1.1      Conduct of the Offer..............................................2
    1.2      Company Actions...................................................5
    1.3      Directors.........................................................6
    1.4      Top-Up Option.....................................................7

ARTICLE 2 MERGER TRANSACTION...................................................8
    2.1      Merger of Acquisition Co. into the Company........................8
    2.2      Effect of Merger..................................................9
    2.3      Closing; Effective Time...........................................9
    2.4      Articles of Incorporation and Bylaws; Directors and Officers......9
    2.5      Conversion of Shares.............................................10
    2.6      Surrender of Certificates; Stock Transfer Books..................11
    2.7      The Company's Shareholders' Meeting..............................12
    2.8      Dissenters' Rights...............................................13
    2.9      Further Action...................................................13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................13
    3.1      Organization.....................................................14
    3.2      Capitalization...................................................15
    3.3      Subsidiaries.....................................................16
    3.4      Authorization; Binding Agreement.................................16
    3.5      Governmental Approvals...........................................17
    3.6      Non-Contravention................................................17
    3.7      Compliance with Law..............................................17
    3.8      SEC Filings; Adequate Controls...................................18
    3.9      Assets...........................................................19
    3.10     Absence of Certain Changes or Events; No Undisclosed Liabilities.20
    3.11     Permits..........................................................20
    3.12     Legal Proceedings................................................21
    3.13     Intellectual Property............................................21
    3.14     Contracts........................................................22
    3.15     Employee-Benefit Plans...........................................23
    3.16     Customers and Suppliers..........................................24
    3.17     Taxes............................................................24
    3.18     Insurance........................................................25
    3.19     Questionable Payments............................................26
    3.20     Related Party and Affiliate Transactions.........................26
    3.21     Vote Required....................................................26
    3.22     Fairness Opinion.................................................26
    3.23     Financial Advisory Fees..........................................27

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    3.24     Disclosure Documents.............................................27
    3.25     Real Property....................................................27
    3.26     Environmental Matters............................................29
    3.27     Labor Matters....................................................30
    3.28     Disclaimer of Other Representations and Warranties...............31

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.........31
    4.1      Due Organization.................................................31
    4.2      Authority; Binding Nature of Agreement...........................31
    4.3      Non-Contravention; Consents......................................32
    4.4      Disclosure Documents.............................................32
    4.5      Sufficient Funds.................................................33

ARTICLE 5 CERTAIN COVENANTS OF THE COMPANY....................................33
    5.1      Access and Investigation.........................................33
    5.2      Operation of the Business........................................34
    5.3      No Solicitation..................................................36

ARTICLE 6 COVENANTS OF THE PARTIES............................................38
    6.1      Shareholder Approval; Proxy Statement............................38
    6.2      Regulatory Approvals.............................................39
    6.3      Employee Benefits................................................39
    6.4      Indemnification of Officers and Directors........................40
    6.5      Additional Agreements............................................42
    6.6      Press Releases...................................................42
    6.7      Resignation of Officers and Directors............................42
    6.8      General Cooperation..............................................43

ARTICLE 7 CONDITIONS PRECEDENT TO THE MERGER..................................43
    7.1      Shareholder Approval.............................................43
    7.2      No Restraints....................................................43
    7.3      Consummation of Offer............................................43

ARTICLE 8 TERMINATION.........................................................43
    8.1      Termination......................................................43
    8.2      Effect of Termination............................................46
    8.3      Expenses; Termination Fees.......................................46

ARTICLE 9 GENERAL PROVISIONS..................................................48
    9.1      Amendment........................................................48
    9.2      Waiver and Consents..............................................48
    9.3      Knowledge Convention.............................................48
    9.4      No Survival of Representations and Warranties....................48
    9.5      Entire Agreement.................................................49

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    9.6      Counterparts and Delivery........................................49
    9.7      Third-Party Beneficiaries........................................49
    9.8      Governing Law; Jurisdiction and Venue............................49
    9.9      Specific Performance.............................................49
    9.10     Headings.........................................................50
    9.11     Assignability....................................................50
    9.12     Notices..........................................................50
    9.13     Cooperation......................................................51
    9.14     Severability.....................................................51
    9.15     Construction.....................................................52

ATTACHMENTS
      Annex I - Conditions of the Offer

                             INDEX OF DEFINED TERMS
                             ----------------------

Defined Term                                               Location in Agreement
-------------                                              ---------------------

Acceptance Time                                         Section 6.3
Acquired Companies                                      Section 3.1(b)
Acquisition Co.                                         Preamble
Agreement                                               Preamble
Alternative Transaction Proposal                        Section 5.3(a)
Benefit Plan                                            Section 3.15
Business Day                                            Section 1.4(a)
Cash Amount                                             Section 2.5(b)
Certificates                                            Section 2.6(b)
Closing                                                 Section 2.3
Closing Date                                            Section 2.3
Code                                                    Section 3.2(b)
Company                                                 Preamble
Company Benefit Plan                                    Section 3.15
Company Board Recommendation                            Section 1.2(a)
Company Common Stock                                    Introduction
Company Disclosure Letter                               Article 3 (preamble)
Company Intellectual Property                           Section 3.13(a)
Company Material Adverse Effect                         Section 3.1(a)
Company Material Contract                               Section 3.14
Company Options                                         Section 3.2(b)
Company Permits                                         Section 3.11
Company SEC Documents                                   Section 3.8(a)
Company Shareholder Meeting                             Section 6.1(a)
Company Superior Proposal                               Section 5.3(d)
Company's Form 10-K                                     Section 3.10
Company's Stock Option Plan                             Section 3.2(b)
Confidentiality, Non-disclosure and Exclusive
  Negotiation Agreement                                 Section 8.2
Consent                                                 Section 3.5

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Continuing Directors                                    Section 1.3(c)
Contracts                                               Section 3.14
Dissenting Shares                                       Section 2.8
Drop Dead Date                                          Section 8.1(c)
Effective Time                                          Section 2.3
Enforceability Exceptions                               Section 3.4
Entity                                                  Section 1.1(c)(iii)
Environmental Laws                                      Section 3.27(c)
Environmental Liabilities                               Section 3.27(c)
ERISA                                                   Section 3.15
Exchange Act                                            Section 1.1(a)
Fully Diluted Number of Company Shares                  Section 1.1(d)
Governmental Body                                       Section 1.1(c)(ii)
Hazardous Materials                                     Section 3.27(c)
HSR Act                                                 Section 3.5
Indemnified Persons                                     Section 6.4(a)
Lastest Balance Sheet                                   Section 3.8(b)
Law                                                     Section 1.1(c)(i)
Leased Real Property                                    Section 3.26(b)
Leases                                                  Section 3.26(b)
Licensed Intellectual Property                          Section 3.13(d)
Merger                                                  Introduction
Merger Consideration                                    Section 2.5(a)(iii)
Minimum Condition                                       Section 1.1(b)(i)
Nasdaq                                                  Section 3.5
Offer                                                   Introduction
Offer Closing Date                                      Section 7.3
Offer Documents                                         Section 1.1(e)
Owned Real Property                                     Section 3.26(a)
Parent                                                  Preamble
Paying Agent                                            Section 2.6(a)
Permitted Encumbrances                                  Section 3.9

Per-Share Amount                                        Introduction
Person                                                  Section 1.1(c)(iv)
Pre-Closing Period                                      Section 5.1
Proceedings                                             Section 3.12(a)
Promissory Note                                         Section 1.4(d)
Proxy Statement                                         Section 3.25
Registered Intellectual Property                        Section 3.13(c)
Representatives                                         Section 5.3(b)
Required Company Shareholder Vote                       Section 3.22
Schedule 14D-9                                          Section 1.2(b)
SEC                                                     Section 1.1(d)
Securities Act                                          Section 3.8(a)
Short Form Merger                                       Section 6.1(c)
SOX                                                     Section 3.7
Special Shareholders Meeting                            Section 2.7
Subsidiary                                              Section 3.1(b)
Surviving Corporation                                   Introduction
Takeover Laws                                           Section 1.2(a)
Tax                                                     Section 3.17(a)
Tax Return                                              Section 3.17(a)
Tender and Voting Agreement                             Introduction
Termination Fee                                         Section 8.3(e)
Top-Up Option                                           Section 1.4(a)
Top-Up Shares                                           Section 1.4(a)
US GAAP                                                 Section 3.8(b)
WVBCA                                                   Section 1.2(a)

                         AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into on this 16th day of February, 2010, by and among Portec Rail Products, Inc., a West Virginia corporation (the "Company"), L. B. Foster Company, a Pennsylvania corporation ("Parent"), and Foster Thomas Company, a West Virginia corporation and wholly owned subsidiary of Parent ("Acquisition Co.").

                                  INTRODUCTION

     A. The respective boards of directors of Parent, Acquisition Co. and the Company have each determined that it is advisable and in the best interests of their respective shareholders for Parent to acquire the Company; and for such purpose have each approved a merger (the "Merger") of Acquisition Co. with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"), upon the terms and conditions set forth herein.

     B. In furtherance of the Merger, it has been agreed that Acquisition Co. will make a cash tender offer (the "Offer") to acquire all of the Company's outstanding shares of common stock, $1.00 par value per share (the "Company Common Stock") for $11.71 per share (such amount or any greater amount per share paid pursuant to the Offer, subject to Section 1.1(f), is hereinafter referred to as the "Per-Share Amount"), without interest, upon the terms and conditions set forth herein.

     C. By resolutions duly adopted, the Company's board of directors has, in light of and subject to the terms and conditions hereof: (i) determined that this Agreement and the transactions contemplated hereby, specifically including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders; and (ii) resolved to recommend that the Company's shareholders accept the Offer and tender their shares pursuant thereto, and adopt this Agreement.

     D. By resolution duly adopted, Parent has approved this Agreement and in its capacity as the sole stockholder of Acquisition Co., adopted this Agreement.

     E. Immediately prior to the execution of this Agreement and as a condition and inducement to the Parent's and Acquisition Co's willingness to enter into this Agreement, Parent is simultaneously entering into a shareholder tender agreement substantially in the form set forth in Exhibit A (the "Tender and Voting Agreement") with certain of the Company's directors and executive officers (and certain related persons and entities) owning shares of Company Common Stock and/or rights to acquire Company Common Stock, pursuant to which
(i) such shareholders are, among other things, agreeing to tender, and not withdraw, all of such shareholders' shares of Company Common Stock in the Offer upon the terms and conditions specified therein, and (ii) certain of such shareholders are agreeing to certain restrictive covenants.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing premises hereby made a part of this Agreement, the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound subject to the satisfaction of the conditions set forth herein, hereby agree as follows:

                                   ARTICLE 1
                                    THE OFFER

1.1      Conduct of the Offer.

     (a) Provided that none of the events or circumstances set forth in Annex I attached hereto shall have occurred or exist, as promptly as practicable (and in any event not later than ten business days after the date hereof, provided that the Company has within a reasonable time prior thereto furnished Parent with the information about the Company required to be included in the Offer Documents, as defined in paragraph (e) below), Acquisition Co. shall commence, within the meaning of Rule 14d-2 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), the Offer.

     (b) Subject to the terms and conditions of the Offer and this Agreement, Acquisition Co. shall accept for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable Law (as defined in paragraph (c) below) and shall pay for such shares in cash promptly thereafter (and in any event in compliance with Rule 14e-1(c) under the Exchange Act). Acquisition Co.'s obligation to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject to:

     (i) the condition that there shall be a number of shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn, together with shares of Company Common Stock owned by Parent and its subsidiaries (excluding any Top-Up Shares, as defined in Section 1.4 below), that, immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, represents at least sixty five percent (65%) of the Fully Diluted Number of Company Shares (as defined in paragraph (d) below) (the "Minimum Condition"); and

     (ii) the other conditions set forth in Annex I.

     Acquisition Co. expressly reserves the right in its sole discretion to increase the initial Per-Share Amount (in compliance with Rule 14d-10), to waive (in whole or in part) any of the conditions of the Offer set forth in Annex I, or to make any other changes in the terms and conditions of the Offer; provided, however, that without the Company's prior written consent: (1) the Minimum Condition may not be amended or waived; (2) no change may be made that alters the form of consideration to be paid, reduces the Per-Share Amount, changes the number of shares of Company Common Stock sought in the Offer, or imposes conditions to the Offer in addition to the Minimum Condition and the conditions set forth in Annex I; (3) except as provided in Section 1.1(d), no change may be made that extends the expiration date of the Offer beyond its initial expiration date, (4) except as provided in this Agreement, no change may be made that amends any other terms of the Offer in a manner adverse to the holders of Company Common Stock and (5) Acquisition Co. shall not accept tendered Company Shares unless the conditions set forth in (a) and (b) in Annex I shall have been satisfied.

     (c) For all purposes of this Agreement, the capitalized terms set forth below shall have the following meanings:

     (i) "Law" shall mean any federal, state, local or foreign law, statute, ordinance, regulation, guidelines, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the Nasdaq Stock Market).

     (ii) "Governmental Body" shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local or foreign government, or (c) governmental authority.

     (iii) "Entity" shall mean any corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     (iv) "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     (d) The Offer shall initially expire 20 business days following the date of the commencement thereof. Notwithstanding anything to the contrary contained herein but subject to the parties' respective termination rights under Section 8.1: (i) if, at any then-scheduled expiration date of the Offer, any of the conditions to the Offer have not been satisfied or waived, Acquisition Co., without the consent of the Company or any other Person, shall be entitled to extend the Offer for such amount of time as is reasonably necessary to cause such conditions to the Offer to be satisfied; (ii) Acquisition Co. may, without the consent of the Company or any other Person (A) extend the Offer (one or more times) for any period required or permitted by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") applicable to the Offer and (B) if the sum of (1) the number of shares of Company Common Stock that shall have been validly tendered and not withdrawn pursuant to the Offer (other than shares tendered by guaranteed delivery where actual delivery has not occurred) as of the then-scheduled expiration date of the Offer plus (2) the number of shares of Company Common Stock owned by the Parent and it subsidiaries as of such date (excluding any Top-Up Shares), is at least 65% of the Fully Diluted Number of Company Shares but equals less than 90% of the number of shares of Company Common Stock outstanding as of such date, extend the Offer (one or more times) for an aggregate additional period of not more than 20 Business Days; (iii) Acquisition Co. may, without the consent of the Company or any other Person, elect to provide for a subsequent offering period (and one or more extensions thereof) pursuant to and in accordance with the terms of Regulation 14D under the Exchange Act; and (iv) if, at any then-scheduled expiration date of the

Offer, any of the conditions to the Offer have not been satisfied or waived, Acquisition Co. shall, if the Company so requests in writing, extend the Offer for ten business days; provided, however, that Acquisition Co. shall not be required to extend the expiration date more than one time pursuant to this clause (iv).

     For purposes of this Agreement, "Fully Diluted Number of Company Shares" shall mean the sum of the (x) aggregate number of shares of Company Common Stock outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer, plus (y) the aggregate number of shares of Company Common Stock issuable upon the exercise of any option, warrant, other right to acquire capital stock of the Company or other security exercisable for or convertible into shares of Company Common Stock or other capital stock of the Company, any of which is outstanding immediately prior to the acceptance of shares of Company Common Stock pursuant to the Offer (but excluding any Top-Up Shares).

     (e) On the date of commencement of the Offer, Parent and Acquisition Co. shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference the offer to purchase shares of Company Common Stock pursuant to the Offer and form of the related letter of transmittal and (ii) cause the offer to purchase and related documents to be disseminated to holders of shares of Company Common Stock in accordance with applicable federal securities laws. Parent and Acquisition Co. agree that they shall use their reasonable best efforts to cause the Schedule TO and all exhibits, amendments or supplements thereto (collectively, the "Offer Documents") to comply in all material respects with the Exchange Act, the rules and regulations thereunder and other applicable Law. Each of Parent and
Acquisition  Co.  agrees (and the Company  agrees to  cooperate  with Parent and
Acquisition Co.) to use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to take all steps necessary to cause the Offer Documents as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company shall promptly furnish to Parent and Acquisition Co. all information concerning the Company and the Company's shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(e). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including any amendment thereto) prior to the filing thereof with the SEC. Parent and Acquisition Co. agree to provide the Company and its counsel with any comments Parent, Acquisition Co. or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     (f) If, between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for payment pursuant to the Offer, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division, subdivision or combination of shares, stock dividend, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per-Share Amount shall be appropriately adjusted to reflect such change or transaction. For avoidance of doubt, it is understood that the Company shall not have the right to take any such action with respect to the Company Common Stock without the prior written consent of Parent. The provisions of this Section 1.1(f) do not apply to the exercise of options granted prior to the date hereof.

     1.2 Company Actions. (a) The Company hereby approves and consents to the Offer and represents that its board of directors, at a meeting duly called and held or pursuant to unanimous written action, has: (i) determined that this Agreement and the transactions contemplated hereby, specifically including the Offer and the Merger, are fair to and in the best interests of the Company and its shareholders; (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the West Virginia Business Corporation Act ("WVBCA"), (iii) approved the Tender and Voting Agreement and the transactions contemplated thereby (iv) resolved to recommend that shareholders of the Company accept the Offer and tender their shares of Company Common Stock and the Rights pursuant to the Offer and adopt and approve this Agreement and the Merger (the "Company Board Recommendation") and (v) irrevocably resolved to elect, to the extent of the Company's board of directors' power and authority and to the extent permitted by law, not to be subject to any other "moratorium", "control share acquisition", "business combination", "fair price" or other form of anti-takeover laws and regulations (collectively, "Takeover Laws") of any jurisdiction that may purport to be applicable to this Agreement or the Tender and Voting Agreement or the transactions contemplated hereby and thereby. Finally, the Company represents that its board of directors and/or compensation committee thereof has adopted any necessary resolutions to provide for the treatment of Company Options (as defined in Section 3.2(b) below) as set forth in Section 2.5(b) of this Agreement. Subject to Section 5.3, the Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents.

     (b) As promptly as practicable on the day that the Offer is commenced, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") that shall reflect, subject to Section 5.3, the Company Board Recommendation. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Acquisition Co. and the Company agrees to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as supplemented or amended to correct such information to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment thereto) prior to the filing thereof with the SEC. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

     (c) The Company will, or will cause its transfer agent to, promptly furnish Parent and Acquisition Co. with a list of its shareholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Parent such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Acquisition Co. may reasonably request in connection with the Offer and the Merger. Parent and Acquisition Co. and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver to the Company or destroy (as requested), and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy (as requested), all copies and any extracts or summaries from such information then in their possession or control.

1.3      Directors.
         ---------

     (a) Effective upon the fulfillment of the Minimum Condition and upon the acceptance for payment of the shares of Company Common Stock pursuant to the Offer and the delivery of funds to the depositary for the Offer to pay for such shares, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's board of directors that equals the product of (i) the total number of directors on the Company's board of directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) a fraction whose numerator is the aggregate number of shares of Company Common Stock then beneficially owned by Parent and Acquisition Co. (including shares of Company Common Stock accepted for payment pursuant to the Offer), and whose denominator is the total number of shares of Company Common Stock then outstanding (provided that, in no event shall Parent's director designees constitute less than a majority of the entire board of directors of the Company), and the Company shall take all commercially reasonable actions necessary to cause Parent's designees to be elected or appointed to the Company's board of directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, to the extent requested by Parent, and subject to the applicable requirements of Nasdaq (including Stock Market Rule 5605(c)), the Company will also use its reasonable best efforts (i) to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Company's board of directors, that represents the same percentage as the individuals designated by Parent represent on the board of directors of the Company and (ii) to cause individuals designated by Parent to constitute the same percentage of the members of the board of directors of each Subsidiary (as defined in Section 3.1 below) and each committee thereof.

     (b) The Company's obligations to appoint Parent's designees to the Company's board of directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and persons designated by Parent pursuant to Section 1.3(a), as
Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section, so long as Parent shall have furnished to the Company on a timely basis the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Acquisition Co., Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

     (c) Following the election or appointment of Parent's designees pursuant to
Section 1.3(a) and until the Effective Time, the approval of a majority of the Individuals who were directors of the Company on the date hereof ("Continuing Directors"), or a single Continuing Director if there be only one such Continuing Director, shall be required to authorize (and such authorization shall constitute the authorization of the Company's board of directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company's board of directors, any extension of time for performance of any obligation or action hereunder by Parent or Acquisition Co. requiring the consent of the Company, any waiver of compliance by the Company of any of the agreements or conditions contained herein for the benefit of the Company or its shareholders, any required or permitted consent or action by the board of directors of the Company hereunder and any other action of the Company hereunder, which in the case of any of the foregoing adversely affects in any material respect the holders of shares of Company Common Stock (other than Parent or Acquisition Co.).

1.4      Top-Up Option.
         -------------

     (a) The Company hereby grants to Parent and Acquisition Co. an irrevocable option which may be assigned by Parent to another wholly owned subsidiary of Parent (the "Top-Up Option"), exercisable once upon the terms and subject to the conditions set forth herein, to purchase at the Per-Share Amount an aggregate number of shares of Company Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares Company Common Stock owned by Parent and its subsidiaries at the time of such exercise, shall constitute one (1) share more than ninety percent (90%) of the Fully Diluted Number of Company Shares (after giving effect to the issuance of the Top-Up Shares); provided, however, that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the number of the authorized but unissued shares of Company Common Stock as of immediately prior to the issuance of the Top-Up Shares; provided, further, that the Parent and Acquisition Co. shall not exercise the Top-UP Option for a number of shares which exceeds the maximum number of shares that may be issued pursuant to WVBCA ss. 31D-6-621 without shareholder approval; provided, further, that the Top-Up Option shall terminate upon the earlier of: (x) the fifth (5th) Business Day (as such term is defined in Rule 14d-1(g)(3) of the Exchange Act, "Business Day") after the later of (1) the expiration date of the Offer and (2) the expiration of any "subsequent offering period"; and (y) the termination of this Agreement in accordance with its terms.

     (b) The obligation of the Company to deliver Top-Up Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) no provision of any applicable Law (other than the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market), and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise and (ii) Acquisition Co. has accepted for payment all shares of Company Common Stock validly tendered in the Offer and not properly withdrawn and delivered the funds for payment for such shares to the depositary for the Offer.

     (c) In the event Parent or Acquisition Co. wishes to exercise the Top-Up Option, Parent or Acquisition Co. shall deliver to the Company a notice setting forth: (i) the number of shares of Company Common Stock that Parent or Acquisition Co. intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Acquisition Co. intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Co. is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Acquisition Co. of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Co. shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Co. (as the case may be) a certificate representing such shares or, at Parent's or Acquisition Co.'s request or otherwise if the Company does not then have certificated shares, the applicable number of book-entry shares. The parties shall cooperate to issue the Top-Up Shares pursuant to an exemption from registration under the Securities Act of 1933. Parent and Acquisition Co. represent and warrant that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Parent or Acquisition Co. for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act of 1933).

     (d) Parent or Acquisition Co. may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or cash equivalents or (ii) at Parent's or Acquisition Co.'s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the aggregate price required to be paid for the purchase of the Top-Up Shares but less the amount to be paid in cash pursuant to the preceding clause (x) (a "Promissory Note"). Any such Promissory Note shall be full recourse against Parent and Acquisition Co. and (i) shall bear interest at a market rate of interest per annum, payable in arrears at the end of one (1) year, (ii) shall mature on the first (1st) anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.


                                   ARTICLE 2
                               MERGER TRANSACTION

2.1      Merger of Acquisition Co. into the Company.
         ------------------------------------------

         Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the WVBCA, at the Effective Time, Acquisition Co. shall be merged with and into the Company, the separate existence of Acquisition Co. shall cease and the Company will continue as the surviving corporation in the Merger.

2.2      Effect of Merger.
         ----------------

     The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the WVBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Acquisition Co. shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Co. shall become debts, liabilities, obligations and duties of the Surviving Corporation.

2.3      Closing; Effective Time.
         ------------------------

     Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to ARTICLE 8, the consummation of the Merger (the "Closing") shall take place by mutual release of Closing documents followed by overnight delivery of originals, on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 7 (other than delivery of items to be delivered at the Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the parties hereto. Subject to the provisions of this Agreement, articles of merger satisfying the applicable requirements of the WVBCA shall be duly executed by the Company and Acquisition Co. and, concurrently with or as soon as practicable following the Closing, filed with the office of the West Virginia Secretary of State. The Merger shall become effective upon the date and time of the filing of such articles of merger with the West Virginia Secretary of State, or at such later time as is specified therein (the "Effective Time").

2.4      Articles of Incorporation and Bylaws; Directors and Officers.
         ------------------------------------------------------------

     Unless otherwise determined by Parent prior to the Effective Time:

     (a) the articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the articles of incorporation of Acquisition Co. as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable Law;

     (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Acquisition Co. as in effect immediately prior to the Effective Time until thereafter changed or amended in accordance with the provisions thereof and applicable Law;

     (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Acquisition Co. immediately prior to the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be; and

     (d) the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of Acquisition Co. immediately prior to the Effective Time until the earliest of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.5      Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Co., the Company or any shareholder of the Company:

     (i) all shares of Company Common Stock then held by the Company or any wholly owned Subsidiary shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

     (ii) all shares of Company Common Stock, if any, then held by Parent, Acquisition Co. or any other wholly owned subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

     (iii) except as provided in clauses (i) and (ii) above and subject to Sections 2.5(c) and 2.8, each share of Company Common Stock then outstanding shall be converted into the right to receive the Per Share Amount (the "Merger Consideration"), without interest; and

     (iv) all of the shares of the common stock, $1.00 par value per share, of Acquisition Co. then outstanding shall be converted into one share of Surviving Corporation Common Stock.

     (b) All Company Options (as defined in Section 3.2(b) below) shall terminate as of the Effective Time, whether or not vested or exercisable and without regard to any agreements qualifying the right to retain or exercise any such Company Options. At the Effective Time, subject to the terms and conditions set forth below in this Section 2.5(b), each holder of a Company Option whether or not vested or exercisable will be entitled to receive from the Company, and shall receive, in settlement of each Company Option a "Cash Amount." The "Cash Amount" shall be equal to the net amount of (A) the product of the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option at the Effective Time, multiplied by (ii) the number of shares subject to such Company Option, less (B) any applicable withholdings for Tax (as defined in Section 3.17 below). If the exercise price per share of any Company Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. Except as may be otherwise agreed to by Parent and the Company, the Company's Stock Option Plan (as defined in Section 3.2 below) shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Subsidiary shall be deleted, terminated and of no further force or effect as of the Effective Time. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Company Option and all of such holder's rights under such Company Options have terminated and (ii) with respect to any Person subject to Section 16(a) of the Exchange Act, any

Cash Amount to be paid to such Person in accordance with this Section 2.5(b) shall be paid as soon as practicable after the payment can be made without liability on such Person's part under Section 16(b) of the Exchange Act.

     (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to reflect such change or transaction. For avoidance of doubt, it is understood that the Company shall not have the right to take any such action with respect to the Company Common Stock without the prior written consent of Parent. The provisions of this Section 2.5(c) do not apply to the exercise of options granted prior to the date hereof.

2.6      Surrender of Certificates; Stock Transfer Books.

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of shares of Company Common Stock to receive the funds to which holders of such shares shall become entitled pursuant to Section 2.5. Such funds shall be invested by the Paying Agent as directed by the Parent or the Surviving Corporation. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of shares of Company Common Stock.

     (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.5, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant thereto. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered on the Company's stock transfer books, it shall be a condition of payment that the Certificate so surrendered be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of Acquisition Co. that such Taxes are not applicable. Except as set forth in Section 2.8, until surrendered as contemplated by this Section 2.6(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate. If any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, require the owner of such lost, stolen or destroyed Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.

     (c) At any time following the six-month anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds not then disbursed to holders of shares of Company Common Stock (including without limitation all interest and other income received by the Paying Agent in respect of all such funds), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent nor any other party to this Agreement shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Body), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

     (d) At the close of business on the day of the Effective Time, the Company's stock transfer books shall be closed and thereafter there shall be no further registration of transfers of shares of the Company's capital stock. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law.

     (e) Each of the Surviving Corporation, Parent and Acquisition Co. shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the consideration otherwise payable in the Merger to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to Taxes. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

2.7      The Company's Shareholders' Meeting.
         -----------------------------------

     Unless the Merger is consummated in accordance with Section 31D-11-1105 of the WVBCA as contemplated by Section 6.1(c) below, the Company, acting through its board of directors, shall duly call a special meeting of its shareholders (the "Special Shareholders Meeting") to be held in accordance with the WVBCA at the earliest practicable date, upon due notice thereof to its shareholders, to consider and vote upon, among other matters, the adoption and approval of this Agreement and the Merger. The Company's board of directors will recommend the approval of the Merger and will use its best efforts, consistent with its fiduciary duties, to solicit the requisite vote of the Company's shareholders to approve this Agreement and the Merger pursuant to proxy solicitation materials.

2.8      Dissenters' Rights.
         ------------------

     Holders of Company Common Stock may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Sections 31D-13-1301 et seq. of the WVBCA. Each outstanding share of Company Common Stock, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 31D-13-1301 et seq. of the WVBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.5, but the holder thereof shall be entitled only to such rights as are granted by the WVBCA; provided, however, that if any holder of Company Common Stock demands dissenters' rights with respect to such shares under the WVBCA and subsequently effectively withdraws or loses (through failure to perfect or otherwise) its dissenters' rights, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's Company Common Stock will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.5, without interest thereon, upon surrender of the certificate(s) formerly representing such shares. After the Effective Time, Parent shall cause the Company to make all payments to holders of Dissenting Shares with respect to such demands in accordance with the WVBCA. The Company shall give Parent: (i) prompt written notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the WVBCA and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the WVBCA. The Company shall not, except with prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

2.9      Further Action.
         ---------------

     If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Co. and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Co., in the name of the Company and otherwise) to take such action.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure schedules attached hereto, hereinafter referred to as the "Company Disclosure Letter" (it being acknowledged that disclosure in the Company Disclosure Letter with respect to any particular Section of the Agreement shall be deemed disclosure with respect to another Section of the Agreement to the extent that it is reasonably clear on the face of such Schedule that such item applies to such other schedule or incorporated by reference to a specific section of the Company SEC Documents (as defined in Section 3.8 below) filed on or after January 1, 2009 but prior to the date of this Agreement), the Company represents and warrants to Parent and Acquisition Co. that all of the statements contained in this ARTICLE 3 are true and complete as of the date of this Agreement, and will be true and complete as of the expiration date of the Offer as though made at such time and as of the Effective Time as though made at the Effective Time (except as to any representation or warranty that speaks as of a specific date, which shall be true as of such date).

3.1      Organization.
         ------------

     (a) The Company and each Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, a "Company Material Adverse Effect" shall mean any change, result, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Subsidiaries, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such Persons to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed in itself, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (i) any effect resulting from or arising in connection with this Agreement or the transactions contemplated hereby or the execution or announcement hereof, (ii) changes in general economic conditions (including general financial, credit or capital market conditions including changes in interest rates) in the United States, United Kingdom or Canada, (iii) changes in generally accepted accounting principles, (iv) any change in the price at which the shares of Company Common Stock are publicly traded, (v) any matter relating to the Company's former properties in Troy, New York (including any litigation or government action related to the Company's former properties in Troy, New York), (vi) changes that are the result of factors generally affecting the industries or markets in which the Company or the Subsidiaries operate (other than those changes that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole), (vii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of conditions threatened or existing as of the date of this Agreement (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole), (viii) any material disaster, or other force majeure event (other than those that have had a disproportionate adverse effect relative to other industry participants on the Company and its Subsidiaries taken as a whole) or (ix) any divestiture by the Company pursuant to Section 6.2 of this Agreement.

     (b) The Company has heretofore made available to Parent accurate and complete copies of the articles of incorporation and bylaws, as currently in effect, of the Company and the Subsidiaries. For purposes of this Agreement, "Subsidiary" shall mean a Subsidiary of the Company and an Entity shall be considered a Subsidiary of the Company if the Company directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable the Company to elect at least a majority of the members of such Entity's board of directors or other governing body, or at least 50% of the outstanding equity or financial interests of such Entity. Neither the Company nor any of the Subsidiaries (collectively, the "Acquired Companies") owns an equity interest in any Entity other than a Subsidiary and none of the Acquired Companies have agreed or is obligated to make, or is bound by any contract or other obligation under which it may become obligated to make, any future equity or similar investment in or capital contribution to any other Person.

3.2      Capitalization.
         --------------

     (a) As of the date hereof, the Company's authorized capital stock consists of 50,000,000 shares of Company Common Stock. As of the date hereof, 9,602,029 shares of Company Common Stock were issued and outstanding. No other capital stock of the Company is authorized or issued. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable. None of the Acquired Companies is under any obligation, or is bound by any contract or other obligation pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

     (b) As of the date  hereof  139,000  shares  of  Company  Common  Stock are subject to issuance pursuant to the exercise of outstanding options, whether vested or unvested ("Company Options") under the Company's 2006 Stock Option Plan (the "Company's Stock Option Plan"). All such Company Options are exercisable only for Company Common Stock. Schedule 3.2(b) of the Company Disclosure Letter sets forth the following information with respect to each of the Company Options outstanding as of the date of this Agreement: (1) the particular plan pursuant to which such Company Option was granted and whether such Company Option is an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); (2) the name of the optionee; (3) the number of shares of Company Common Stock subject to such Company Option; (4) the exercise price of such Company Option; (5) the date on which such Company Option was granted; (6) the applicable vesting schedules, and the extent to which such Company Option is vested and exercisable as of the date set forth in the Company Disclosure Letter; and (7) the date on which such Company Option expires. The Company has no plans or arrangements pursuant to which stock options or other stock-based equity may be issued other than the Company's Stock Option Plan. The Company has delivered to Parent and Acquisition Co. accurate and complete copies of all stock plans pursuant to which Company has granted currently outstanding stock options or other stock-based
compensation  or,  could  have  granted  stock  options  or  other   stock-based
compensation since December 31, 2008, or currently can grant stock options or other stock-based compensation, and the forms of all stock option agreements evidencing such options or other stock-based compensation. Assuming that the

Company complies with its obligations under Section 2.5(b), the Company will not incur any liability as a result of the cancellation of the Company Options as described in Section 2.5 and all rights of the holders of such Company Options will terminate as of the Effective Time.

     (c) Except for the Company Options and the Top-Up Option, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Company (or any Subsidiary); (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Company (or any Subsidiary); or (iii) stockholder rights plan (or similar plan commonly referred to as a "poison pill") or contract under which Company (or any Subsidiary) is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

     (d) Since December 31, 2008, the Company has not repurchased, redeemed or otherwise acquired any shares of Company Common Stock.

3.3      Subsidiaries.
         ------------

     Each Subsidiary is listed in Schedule 3.3 of the Company Disclosure Letter. Each Subsidiary is wholly owned by the Company except as otherwise indicated in
Schedule 3.3 of the Company Disclosure Letter. All of the capital stock and other interests of the Subsidiaries so held are owned by the Company free and clear of any claim, lien, encumbrance, security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Subsidiaries held by the Company are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. No equity securities or other interests of any of the Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

3.4      Authorization; Binding Agreement.
         --------------------------------

     The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the Offer and the Merger, have been duly and validly authorized by the Company's board of directors and no other corporate proceedings on the part of the Company or any Subsidiary are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the shareholders of the Company in accordance with the WVBCA as set forth in Section 3.21 hereof). This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies (the "Enforceability Exceptions").

3.5      Governmental Approvals.
         ----------------------

     No consent, approval, waiver or authorization of, notice to or declaration or filing with ("Consent"), any Governmental Body on the part of the Company or any of the Subsidiaries is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby other than: (a) the filing of the articles of merger with the West Virginia Secretary of State in accordance with the WVBCA;
(b) filings with the SEC, state securities laws administrators and the Nasdaq Stock Market ("Nasdaq"); (c) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (d) such filings as may be required in any jurisdiction where the Company or any of the Subsidiaries is qualified or authorized to do business in order to continue to do business therein, and (e) those Consents that, if they were not obtained or made, would not be a Company Material Adverse Effect.

3.6      Non-Contravention.
         ------------------

     Other than as set forth in Schedule 3.6 of the Company Disclosure Letter, the execution and delivery of this Agreement and the Tender and Voting Agreement, the consummation of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof in accordance with their terms will not: (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws or other governing instruments of the Company or any of the Subsidiaries; (b) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.14 below);
(c) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of the Company or any Subsidiary; or (d) subject to obtaining the Consents from Governmental Bodies referred to in Section 3.5, contravene any applicable provision of any Law to which the Company or any Subsidiary or its or any of their respective assets or properties are subject, except, in the case of clauses (b), (c) and (d) above, for any deviations from the foregoing which would not be reasonably likely to have a Company Material Adverse Effect.

3.7      Compliance with Law.
         --------------------

     The operations of each of the Acquired Companies, the conduct of the business of each of the Acquired Companies, as and where such business has been or presently is conducted, and the ownership, possession and use of the assets of each of the Acquired Companies have complied and currently do comply with all applicable Laws, including without limitation, the Sarbanes-Oxley Act of 2002 ("SOX"), except where failure to so comply would not be reasonably likely to have a Company Material Adverse Effect. From December 31, 2006 through the date of this Agreement, none of the Acquired Companies have received any written notice, nor to the knowledge of the Company, any oral notice from any Governmental Body regarding any actual or possible material violation of, or failure to comply in any material respect with, any Law.

     3.8 SEC Filings; Adequate Controls. (a) The Company has made available to Parent and Acquisition Co. accurate and complete copies of all registration statements, definitive proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed by Company with the SEC since January 1, 2007 (the "Company SEC Documents"). All statements, reports, schedules, forms and other documents required to have been filed by Company with the SEC since January 1, 2007 have been so filed and in a timely manner. Other than as disclosed on Section 3.8 of the Company Disclosure Letter, as of the time it was filed with the SEC (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, and SOX (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The consolidated financial statements (including any related notes) contained in the Company SEC Documents: (i) when filed, complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) when filed, were prepared in accordance with generally accepted accounting principles in the United States ("US GAAP"), except, in the case of unaudited statements, as permitted by SEC regulations applicable to Form 10-Q, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments; and
(iii) when filed fairly presented in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods covered thereby. The unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2009 included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 is sometimes referred to as the "Latest Balance Sheet."

     (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or other Company SEC Documents.

     (d) Prior to the Offer Closing Date (as defined in Section 7.3 below), the Company has and will have in place the "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Company's Chief Executive Officer and Chief Financial Officer to engage in the review and evaluation process mandated by the Exchange Act, and has delivered copies of any such written procedures to Parent. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure.

     (e) The Company maintains a system of accounting controls (including "internal control over financial reporting" as defined in Rule 13a-15(f) promulgated under the Exchange Act) sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since December 31, 2008, the Company has not received any written or oral notice from its registered independent public accounting firm of a "reportable condition," "significant deficiency" or "material weakness" in the Company's system of accounting controls as those terms are defined under generally accepted auditing standards in the United States.

3.9      Assets.
         ------

     Other than as set forth in Section 3.9 of the Company Disclosure Letter, except for Company Intellectual Property (title for which is described in
Section 3.13), the Acquired Companies have good and marketable title to all of their respective assets reflected on the Latest Balance Sheet (other than assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet) and have the right to transfer all rights, title and interest in such assets, free and clear of any liens or encumbrances other than (i)
encumbrances set forth in the Latest Balance Sheet or (ii) Permitted Encumbrances (as defined below). Except for Company Intellectual Property, each of the Acquired Companies has all material assets necessary to operate, or which are material to the operation of, its respective business as currently conducted. For purposes of this Agreement, "Permitted Encumbrances" shall mean encumbrances (i) for Taxes, governmental charges, assessments or levies, provided that such Taxes, governmental charges, assessments or levies are not yet due or are being contested in good faith by appropriate proceedings, and in any case, for which the Company has made an appropriate reserve on the Latest Balance Sheet; (ii) deposits, encumbrances or pledges to secure payments of workmen's compensation, public liability, unemployment and other similar insurance; (iii) mechanics', workmen's, materialmen's, repairmen's, warehousemen's, vendors', landlords' or carriers' encumbrances, or other similar encumbrances arising in the ordinary course of business consistent with past practices and securing sums which are not past due or are being contested in good faith by appropriate proceedings, and in any case, for which the Company has made an appropriate reserve on the Latest Balance Sheet; and (iv) encumbrances that would not have a Company Material Adverse Effect.

3.10     Absence of Certain Changes or Events; No Undisclosed Liabilities.
         ----------------------------------------------------------------

     Other than as set forth in Schedule 3.10 of the Company Disclosure Letter, from December 31, 2008 and on or prior to the date of this Agreement, there has not been any: (a) event that has had or would reasonably be expected to have a Company Material Adverse Effect; (b) declaration, payment or setting aside for payment of any dividend (other than quarterly cash dividends at the rate of $0.06 per share) or other distribution or any redemption or other acquisition of any shares of capital stock or securities of the Company by the Company or any split, combination or reclassification of any of the capital stock of the Company; (c) damage (other than ordinary wear and tear) or loss to any material asset or property of the Company, whether or not covered by insurance which is reasonably likely to result in a Company Material Adverse Effect; (d) change by the Company in accounting principles or practices other than changes made as a result of changes in the requirements of GAAP or the rules and regulations of the SEC; (e) other than pursuant to the grant of Company Options or the exercise of Company Options and the grant of the Top-Up Option, sale, issuance or grant of any capital stock or other equity security of the Company or any Subsidiary, or sale, issuance or grant of any instrument convertible into or exchangeable for any such capital stock or other security; (f) Subsidiary formed or acquired or investment made in or guarantee granted in favor of any Entity not a
Subsidiary; (g) amendment to the articles of incorporation or organization, bylaws or other organizational documents of the Company or any Subsidiary; (h) other than to the extent described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2008 (the "Company's Form 10-K") or in any Current Report on Form 8-K filed by the Company after the filing of the Company's Form 10-K and prior to the date hereof (x) increase in compensation payable to any executive officer, director or consultant or (y) granting to any executive officer, director or consultant any employment, severance or termination agreement or any increase in severance or termination pay or benefits; or (i) any delivery of a notice of default under or non-renewal of any Company Material Contract (as defined in Section 3.14 below), except for (x) such defaults that were subsequently cured, (y) such defaults which are not reasonably expected to result in a Company Material Adverse Effect and (z) any non-renewal of any Company Material Contract which was subsequently replaced or the loss of which would not result in a Company Material Adverse Effect. Except for those liabilities that are fully reflected or reserved against on the balance sheet of the Company included in the Company's Form 10-K and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2008, neither the Company nor any Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or would be reasonably likely to have, a Company Material Adverse Effect.

3.11     Permits.
         --------


     Other than as set forth in Schedule 3.11 of the Company Disclosure Letter, the Company and Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of their respective businesses (collectively, the "Company Permits") except those Company Permits the absence of which would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of the Subsidiaries is in material violation of any Company Permit. No proceedings are pending or, to the knowledge of the Company, threatened, to revoke or limit any Company Permit, except, in each case, those the absence or violation of which would not be reasonably likely to have a Company Material Adverse Effect.

3.12     Legal Proceedings.
         -----------------

     (a) Schedule 3.12 of the Company Disclosure Letter sets forth all Proceedings (as defined herein). Other than the proceedings set forth in
Schedule 3.12 of the Company Disclosure Letter, there is no suit, action or proceeding (collectively, "Proceedings") pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Body outstanding against the Company or any Subsidiaries which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

     (b) In connection with the manufacture, sale, refurbishment, resale, marketing or distribution of the products and/or marketing, sale and provision of the services of the Company and the Subsidiaries, neither the Company nor any Subsidiary has (i) received any written claim or request, or to the knowledge of the Company any oral claim or request, for compensation for alleged personal injuries, (ii) paid any settlement or other monies to a claimant to have a Proceeding or claim resolved, and/or (iii) been notified that a user of any products intends to make a claim or commence litigation, except for any of the foregoing which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

3.13     Intellectual Property.
         ---------------------

     (a) The Company or the Subsidiaries own, and/or are licensed or otherwise possess rights to use all: (i) trademarks and service marks (registered or unregistered), trade dress, trade names and other names and slogans embodying business goodwill or indications of origin, all applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, technology, computer programs and software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data), and all applications and patents disclosed on Schedule 3.13(c) of the Company Disclosure Letter pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (iii) trade secrets, including confidential and other non-public information (iv) writings, designs, software programs, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) databases and all database rights; (vi) internet websites, domain names and applications and registrations pertaining thereto; and (vii) other intellectual property rights ("Company Intellectual Property") that are used in the respective businesses of the Company and the Subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to have a Company Material Adverse Effect.

     (b) To the  knowledge  of the  Company,  and  other  than as  disclosed  on
Schedule 3.13(b) of the Company Disclosure Letter, there are no infringements of any Company Intellectual Property by any third party that are reasonably likely to have a Company Material Adverse Effect, and the conduct of the businesses as currently conducted or as currently planned to be conducted does not infringe any proprietary right of a third party.

     (c) Schedule 3.13(c) of the Company Disclosure Letter sets forth a complete list of all patents, trademarks, registrations and pending registration applications pertaining to the Company Intellectual Property owned by the Company and the Subsidiaries (collectively, the "Registered Intellectual Property"). All such Registered Intellectual Property is owned by the Company and/or the Subsidiaries, free and clear of liens or encumbrances of any nature.

     (d) Schedule 3.13(d) of the Company Disclosure Letter sets forth a complete list of all licenses, sublicenses and other agreements in which the Company or any of the Subsidiaries have granted rights to any Person to make, use, sell, distribute or service any products or services which utilize or incorporate the Company Intellectual Property and a separate list of all material licenses, sublicenses and other agreements in which the Company or any of the Subsidiaries has received rights from any person to use the Company Intellectual Property (the "Licensed Intellectual Property"). The Company will not, as a result of the execution and delivery of this Agreement or the Tender and Voting Agreement, or the performance of its obligations under this Agreement or the Tender and Voting Agreement, be in breach of any license, sublicense or other agreement relating to the Licensed Intellectual Property.

     (e) The Company and the Subsidiaries own or have the right to use all computer software currently used in and material to the businesses, except for any failures to own or rights of use that would not be reasonably likely to have a Company Material Adverse Effect.

3.14     Contracts.
         ----------

     Other than as set forth in Schedule 3.14 of the Company Disclosure Letter, neither the Company nor any Subsidiary nor, to the knowledge of the Company, any counterparty to any Company Material Contract, is in violation or breach of or default under any such Company Material Contract where such violation or breach would be reasonably likely to have a Company Material Adverse Effect. "Company Material Contract" shall mean any and all of the following bonds, mortgages, indentures, contracts, subcontracts, leases, subleases, licenses, instruments, insurance policies, agreements or binding understandings ("Contracts"): (i) any consulting or other Contract (excluding employment or severance contracts) with a current or former employee, officer or director of the Company or any Subsidiary, as applicable, which requires payment of amounts by the Company or any Subsidiary, as applicable, after the date hereof in excess of $50,000; (ii) any collective bargaining Contract with any labor union; (iii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $200,000; (iv) any Contract containing covenants of the Company or any Subsidiary (A) to indemnify or hold harmless another Person, unless such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is less than $200,000 or (B) not to (or otherwise restricting or limiting the ability of the Company or any of the Subsidiaries to) solicit or hire any individual or compete in any line of business or geographic area, and each of such Contracts described in this Section 3.14(iv)(B) are listed in Schedule 3.14 of the Company Disclosure

Letter; (v) any Contract requiring aggregate future payments or expenditures in excess of $50,000 and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities; (vi) any license, royalty Contract or other Contract with respect to Company Intellectual Property that grants to a third party any rights to such intellectual property; (vii) any Contract pursuant to which the Company or any Subsidiary has entered into a partnership or joint venture with any other Person (other than the Company or any Subsidiary); (viii) any indenture, mortgage, loan or credit Contract under which the Company or any Subsidiary has outstanding indebtedness or any outstanding note, bond, indenture or other evidence of indebtedness for borrowed money or otherwise, or guaranteed indebtedness for money borrowed by others in excess of $50,000; (ix) any Contract under which the Company or any Subsidiary is (A) a lessee or sublessee of real property, (B) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (C) a lessor or sublessor of real property, or (D) a lessor of any tangible personal property owned by the Company or any Subsidiary, in any case referred to in clauses (B) or (D) only those Contracts which require annual payments in excess of $200,000; (x) any Contract under which the Company or any Subsidiary is a purchaser or supplier of goods and services which, pursuant to the terms thereof, requires payments by the Company or any Subsidiary in excess of $200,000 per annum; (xi) any material Contract between the Company and any Subsidiary; (xii) any Contract which requires payments by or to the Company or any Subsidiary in excess of $200,000 per annum containing "change of control" or similar provisions; and (xiii) any Contract relating to the acquisition or disposition of any business or any assets (whether by merger, sale of stock or assets or otherwise other than in the ordinary course of business), and (xiv) any other Contract the termination or breach of which, or the failure to obtain consent in respect of, is reasonably likely to have a Company Material Adverse Effect.

3.15     Employee-Benefit Plans.
         ----------------------

     Schedule 3.15 of the Company Disclosure Letter contains a complete and accurate list of all Benefit Plans (as defined below) maintained or contributed to by the Company or any Subsidiary (each a "Company Benefit Plan"). A "Benefit Plan" shall include: (i) an employee-benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, together with all regulations thereunder ("ERISA"); and (ii) whether or not described in the preceding clause, any pension, profit-sharing, stock-bonus, deferred or supplemental compensation, retirement, stock-purchase or stock-option plan, "cafeteria plan" (as defined in Code Section 125), change-in-control agreement, severance-pay plan and any other compensation, welfare, fringe-benefit or retirement plan, program, policy or arrangement providing for benefits for or the welfare of any or all of the current or former employees, directors or agents of the Company, the Subsidiaries or any of their respective beneficiaries or dependents; provided, however, that "Benefit Plans" shall not include any multiemployer plan, as defined in Section 3(37) of ERISA, nor any periodic wage or salary, bonus or other incentive compensation arrangement providing non-deferred compensation for the current services of employees. Except as disclosed on Schedule 3.15 of the Company Disclosure Letter, neither the Company nor any Subsidiary contributes to, or has any outstanding liability with respect to, any multiemployer plan. Except as otherwise provided on Schedule 3.15 of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries maintains or contributes to any defined benefit pension plan subject to ERISA Title IV, or has any outstanding liability with respect to any such plan. Each Company Benefit Plan has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not be reasonably likely to result in a Company Material Adverse Effect. There is no pending or, to the

Company's knowledge, threatened Proceeding or claim against, or with respect to, any Company Benefit Plan (other than routine claims for benefits) that would be reasonably likely to result in a Company Material Adverse Effect.

3.16     Customers and Suppliers.
         -----------------------

     Since December 31, 2008, there has been no termination, cancellation or material curtailment of the business relationship of the Company or any Subsidiary with any customer or supplier or group of affiliated customers or suppliers which, individually or in the aggregate, would result in a Company Material Adverse Effect nor has the Company received any written notice of intent to so terminate, cancel or materially curtail which would have such a Company Material Adverse Effect.

3.17     Taxes.
         -----

     Other than as set forth on Schedule 3.17 of the Company Disclosure Letter:

     (a) The Company and each Subsidiary has filed, or caused to be filed all Tax Returns (as defined below) required to be filed by it, and to the knowledge of the Company such Tax Returns are true, correct and complete in all material respects. The Company and each Subsidiary has paid, collected or withheld, or caused to be paid, collected or withheld, all amounts of Taxes (as defined below) required to be paid, collected or withheld, other than any such Taxes that are being contested in good faith or for which adequate reserves have been established in the financial statements contained in the Company SEC Documents. There are no claims or assessments pending against the Company or any of the Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any Subsidiary (other than claims or assessments that, in each case, are being contested in good faith, are immaterial in amount or for which adequate reserves have been established in the Company Financial Statements). Neither the Company nor any Subsidiary has waived or extended any applicable statute of limitations to assess any Taxes. There are no outstanding requests by the Company or any Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any return, except that consistent with past practice the Company intends to request an extension with respect to the filing of federal, provincial and state income tax returns for the current year. To the Company's knowledge, there are no liens for Taxes on the assets of the Company or any Subsidiary, except for any statutory liens for current Taxes not yet due and payable. For purposes of this Agreement, the term "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Body. The term "Tax Return" shall mean a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Body with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     (b) The Company has properly accrued and reflected on the Latest Balance Sheet, and has thereafter properly accrued all liabilities for Taxes, all such accruals being in the aggregate sufficient for payment of all such Taxes.

     (c) The Company will timely and properly file or cause to be filed all Tax Returns which it is or will be required to file on or before the Closing Date, all such Tax Returns to be true, correct and complete in all material respects, and will pay or cause to be paid in full when due all Taxes, if any, which become due and payable pursuant to such Tax Returns or assessments received by it on or before the Closing Date, except for any such assessments that, in each case, are being contested in good faith, are immaterial in amount or for which adequate reserves will have been properly accrued as provided in paragraph (b) above.

     (d) Neither the Company nor any of the Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which the Company is the common parent. Neither the Company nor any Subsidiary (i) is a party to, is bound by or has any Obligation under any Tax-sharing agreement or similar agreement or arrangement other than one that is solely between the Company and one or more Subsidiaries or (ii) has any liability for Taxes of any party (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

     (e) No audits or other administrative Proceedings or court Proceedings are pending or, to the Company's knowledge, threatened with regard to any Taxes or Tax Return of the Company, any Subsidiary or any affiliated, consolidated, combined or unitary group of Entities of which the Company or any Subsidiary is a member and, to the knowledge of the Company, no material issues have been raised by any Tax authority in connection with any Tax or Tax Return that have not been conclusively resolved.

     (f) The Company and each Subsidiary has disclosed on its respective income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

     (g) Neither the Company nor any Subsidiary has made nor is obligated to make a payment that would not be deductible by reason of Section 280G of the Code.

     (h) To the Company's knowledge, no claim has ever been made by a taxing authority in a jurisdiction, where either the Company or any Subsidiary does not file Tax Returns, that it is or may be subject to taxation in that jurisdiction, except for any such claim that has been conclusively resolved.

3.18     Insurance.
         ---------

     Schedule 3.18 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering the Company or any of the Subsidiaries with respect to their businesses, assets and properties and with respect to which records are maintained at the Company's principal executive offices, together with, in respect of each such policy, the amount of coverage and the deductible. The Company and the Subsidiaries maintain insurance policies against all material risk, including without limitation business-interruption insurance, and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy set forth on Schedule 3.18 of the Company Disclosure Letter is in full force and effect and all premiums due thereon have been paid in full.

3.19     Questionable Payments.
         ---------------------

     To the Company's knowledge, no current or former director, officer or employee of the Company or any Subsidiary or representative or agent authorized to act on behalf of the Company or any Subsidiary (when any such person is acting in such capacity or otherwise on behalf of any of the Company or any Subsidiary or any of their predecessors), (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) has made at any time, any false or fictitious entries on the books and records of the Company or any Subsidiary; or (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of any of the Acquired Companies; or (g) during the past three years has made any material favor or gift that is not deductible for federal income-tax purposes using corporate funds or otherwise on behalf of the Company or any Subsidiary.

3.20     Related Party and Affiliate Transactions.
         ----------------------------------------

     Other than as set forth in Schedule 3.20 of the Company Disclosure Letter, there does not exist any transaction of the type described in item 404(a) of Regulation S-K promulgated by the SEC other than transactions described in the Company's Proxy Statement dated April 29, 2009.

3.21     Vote Required.
         -------------

     Unless the Merger is consummated pursuant to Section 31D-11-1105 of the WVBCA as contemplated by Section 6.1(c) below, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Shareholder Meeting (as defined in Section 6.1 below), and entitled to vote (the "Required Company Shareholder Vote"), is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other transactions contemplated hereby. There are no bonds, debenture notes or other indebtedness of the Company or its subsidiaries the holders of which have the right to vote on any matters on which the holders of the Company's capital stock may vote.

3.22     Fairness Opinion.
         ----------------

     The Company has received the opinion of Chaffe & Associates, Inc., dated the date of this Agreement, to the effect that, as of such date, the Per-Share Amount is fair, from a financial point of view, to the Company's shareholders, a signed copy of which opinion will be made available to Parent promptly after the date hereof. The Company has been authorized by Chaffe & Associates, Inc. to include such opinion in the Schedule TO, Schedule 14D-9 and the Proxy Statement (as defined in Section 3.24 below).

3.23     Financial Advisory Fees.
         -----------------------

     Other than as set forth in Section 3.23 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Offer, the Merger, or any of the other transactions contemplated by this Agreement or the Tender and Voting Agreement based upon arrangements made by or on behalf of the Company.

3.24     Disclosure Documents.
         -------------------

     Subject to Parent's and Acquisition Co.'s fulfillment of their respective obligations with respect thereto, the Schedule 14D-9 and any proxy statement to be sent to the Company's shareholders in connection with the Company Shareholder Meeting (the "Proxy Statement") will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law, and neither the Schedule 14D-9 nor the Proxy Statement will, at the respective times they are filed with the SEC or published, sent or given to Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Company with respect to any information supplied by Parent or Acquisition Co. in writing for inclusion in, or with respect to Parent or Acquisition Co. information derived from Parent's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied in writing by Company for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.25     Real Property.
         -------------

     (a) Other than as set forth in Section 3.25 of the Company Disclosure Letter, with respect to each parcel of real property owned by the Company or any of the Subsidiaries which is material to the operations of the Company and any of its Subsidiaries (collectively, the "Owned Real Property"): (i) the Company or any of the Subsidiaries, as the case may be, has good and marketable indefeasible fee simple title, free and clear of all liens, charges, mortgages, security interests and encumbrances, except (A) Permitted Encumbrances; (B) easements for the erection and maintenance of public utilities exclusively serving the properties; or (C) other easements and encumbrances affecting the properties so long as same do not render title to the Owned Real Property unmarketable or uninsurable; (ii) neither the Company nor any of the Subsidiaries, as the case may be, has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;
(iii) there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) neither the Company nor any of the Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

     (b) With respect to each premise leased by the Company or any of the Subsidiaries (collectively, the "Leased Real Property"), the Company or any of the Subsidiaries, as the case may be, has delivered or made available to Parent and Acquisition Co. a true and complete copy of all leases, subleases, licenses or other agreement including all amendments, extensions, renewals or guaranties thereof ("Leases") for such Leased Real Property. With respect to each of the aforementioned Leases: (i) with respect to the Company and its Subsidiaries and, to the knowledge of the Company, with respect to the other party thereto, such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement or the Tender and Voting Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) there are no material disputes with respect to such Lease; (iv) neither the Company nor any of the Subsidiaries, as the case may be, nor, to the knowledge of the Company or any of the Subsidiaries, as the case may be, any other party to the Lease is in breach or default under such Lease, and to the knowledge of the Company no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) to the knowledge of the Company no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor any of the Subsidiaries, as the case may be, owes, nor will it owe in the future, any brokerage commissions or finder's fees with respect to such Lease; (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any of the Subsidiaries; (viii) neither the Company nor any of the Subsidiaries, as the case may be, has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; (ix) neither the Company nor any of the Subsidiaries, as the case may be, has collaterally assigned or granted any other security interest in such Lease or any interest therein; and (x) there are no Liens on the estate or interest created by such Lease, other than, in the case of (i) through (x) above, for any such case where there is no current or reasonably likely material interference with the operations conducted at the Leased Real Property as presently conducted (or as would be conducted at full capacity).

     (c) The Company's and each Subsidiary's current use of the Leased Real Property is in material compliance with applicable Law and any applicable restrictions of record, and neither the Company nor any Subsidiary has received any notice of a material violation of any such Law or restriction with respect to the Leased Real Property that has not been cured.

     (d) Neither the Company nor any of the Subsidiaries, as the case may be, has received any written notice, or the knowledge of the Company oral notice, from any insurance company of any material defects or inadequacies in the Owned Real Property or Leased Real Property or any part thereof, which would materially and adversely affect the insurability of the same or of any termination or threatened (in writing) termination of any policy of insurance.

3.26     Environmental Matters.
         ---------------------

     (a) (i) Other than as set forth in Section 3.26 of the Company Disclosure Letter, and to the knowledge of the Company and the Subsidiaries, the operations of the Company and the Subsidiaries are and have been, in material compliance with all applicable Environmental Laws, including possession and compliance with the terms of all Permits required by Environmental Laws, (ii) to the knowledge of the Company and the Subsidiaries, there are no facts or circumstances that would materially increase the cost of maintaining such compliance in the future,
(iii) there are no pending, or to the knowledge of the Company, threatened suits, actions, investigations or Proceedings under or pursuant to Environmental Laws by the Environmental Protection Agency or any other Governmental Body or any other Person against the Company or any of the Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased or other sites at which Hazardous Materials were disposed of by the Company or any of the Subsidiaries, (iv) to the knowledge of the Company all real property owned or operated by the Company or any of the Subsidiaries is free of contamination from Hazardous Materials that is reasonably likely to create material liability for clean-up or remediation under Environmental Laws and (v) and, to the Company's knowledge no facts, circumstances or conditions relating to, associated with or attributable to any real property currently or, formerly owned, operated or leased by the Company or any of the Subsidiaries or the Company's or any Subsidiary's operations thereon has resulted in or is reasonably likely to result in material Environmental Liabilities; provided, however, that the Company and the Subsidiaries do not make any of the foregoing representations and warranties with respect to the Company's former properties in Troy, New York (including any litigation or government action related to the former properties in Troy, New York).

     (b) The Company and the Subsidiaries have provided to Parent any written allegations of any Environmental Liabilities and all material environmental reports, assessments and data produced in the last five years and in the possession or control of the Company or the Subsidiaries including without limitation on the foregoing with respect to the Company's former properties in Troy, New York (including any litigation or other government action related to the former properties in Troy, New York).

     (c) "Environmental Laws" shall mean any and all applicable federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, injunctions, decrees, requirements of any Governmental Body, any and all common law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning (i) pollution, (ii) any materials or wastes defined, listed, classified or regulated as hazardous or toxic, or as a pollutant or contaminant including petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49
U.S.C.  Section 1801 et seq.,  the Resource  Conservation  and Recovery  Act, 42
U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Endangered Species Act (16 U.S.C.
Section 1531 et seq.) as such laws have been amended or supplemented and the regulations promulgated pursuant thereto, and all analogous state or local statutes. "Environmental Liabilities" with respect to any Person shall mean any and all liabilities of such Person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such subsidiaries), which (i) arise under or are based upon Environmental Laws and (ii) relate to actions occurring on or prior to the Closing Date or conditions existing on the Closing Date. "Hazardous Materials" shall mean any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, or a contaminant regulated under any Environmental Laws including, but not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

3.27     Labor Matters.
         -------------

     (a) As of the date hereof, (i) no work stoppage, slowdown, lockout, labor strike, arbitration or other labor dispute against the Company or any of the Subsidiaries is pending or, to the knowledge of the Company, threatened, (ii) no unfair labor practice charges, material grievances or complaints are pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries, (iii) neither the Company nor any of the Subsidiaries is delinquent in any material respect in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees, (iv) neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice), (v) no employee of the Company or any of the Subsidiaries, at the executive officer level or above, has given notice to the Company or any of the Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of the Subsidiaries, (vi) to the knowledge of the Company, no employee of the Company or any of the Subsidiaries is in any respect in violation of any term of any (A) employment contract where such failure would be reasonably likely to have a Company Material Adverse Effect, (B) nondisclosure agreement, (C) common law nondisclosure obligations, (D) non-competition agreement, or (E) any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of the Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of the Subsidiaries or to the use of trade secrets or proprietary information of others, (vii) neither the Company nor any of the Subsidiaries is a party to, or otherwise bound by, any consent decree with any Governmental Body relating to employees or employment practices; (viii) the Company and each of the Subsidiaries are in material compliance with all applicable Law respecting labor and employment, including terms and conditions of employment, workers' compensation, occupational safety and health requirements, immigration, plant closings and layoffs, wages and hours, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, employee benefits, severance payments, labor relations, employee leave issues and unemployment insurance and related matters; and (ix) there are no complaints, charges or claims against the Company or any of the Subsidiaries pending with or, to the knowledge of the Company, threatened by any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment of any employees by the Company and or any of the Subsidiaries.

     (b) The execution of this Agreement and the Tender and Voting Agreement, and the consummation of the transactions contemplated hereby and thereby will not result in a material breach or other violation of any collective bargaining agreement or any other employment contract to which the Company or any of the Subsidiaries is a party.

     (c) Except as set forth in Schedule 3.27 of the Company Disclosure Letter, as of the date hereof, (i) neither the Company nor any of the Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or any other agreement with a labor union, labor organization or works council, nor are any such agreements presently being negotiated; (ii) none of the employees of the Company or any of the Subsidiaries is represented by any labor union, labor organization or works council in their capacities as employees of the Company or any of the Subsidiaries; (iii) no labor union, labor organization or works council or group of employees of the Company or any of the Subsidiaries has made a pending demand for recognition or certification to the Company or any of the Subsidiaries, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; or (iv) to the knowledge of the Company, no labor union, labor organization or works council is seeking to organize any employees of the Company or any of the Subsidiaries.

3.28     Disclaimer of Other Representations and Warranties.
         --------------------------------------------------

     The Company does not make, and has not made, any representations or warranties in connection with the Offer or the Merger other than those expressly set forth herein. It is understood that any data, any financial information or any memoranda, offering materials or presentations previously submitted to Parent are not and shall not be deemed to be or to include representations or warranties of the Company. Except as expressly set forth herein, no Person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary thereof or their respective businesses, or otherwise in connection with the Offer or the Merger and, if made, such representation or warranty may not be relied upon as having been authorized by the Company.

                                   ARTICLE 4
          REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION CO.


     Parent and Acquisition Co. jointly and severally represent and warrant to the Company as follows:

4.1      Due Organization.
         ----------------

     Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.

4.2      Authority; Binding Nature of Agreement.
         --------------------------------------

     Parent and Acquisition Co. have the corporate right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Co. of this Agreement have been duly authorized by all necessary action on the part of Parent and Acquisition Co. and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Co., enforceable against them in accordance with its terms. No vote of the holders of Parent's securities is required to adopt this Agreement, approve the Merger or permit the consummation of any of the other transactions contemplated by this Agreement and the Tender and Voting Agreement.

4.3      Non-Contravention; Consents.
         ---------------------------

     Neither the execution and delivery of this Agreement, by Parent and Acquisition Co. nor the consummation by Parent and Acquisition Co. of the Offer or the Merger will (a) conflict with or result in any breach of any provision of the certificate or articles of incorporation or bylaws of Parent or Acquisition Co., (b) result in a default by Parent or Acquisition Co. under any contract to which Parent or Acquisition Co. is a party, except for any default that will not prevent or delay the ability of Parent and Acquisition Co. to consummate the Offer or the Merger, or (c) result in a violation by Parent or Acquisition Co. of any order, writ, injunction, judgment or decree to which Parent or Acquisition Co. is subject as of this date, except for any violation that will not prevent or delay the ability of Parent and Acquisition Co. to consummate the Offer or the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the WVBCA, any antitrust law or regulation (including the HSR Act) and the rules of Nasdaq, Parent and Acquisition Co. are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Offer or the Merger.

4.4      Disclosure Documents.
         --------------------

     The Offer Documents will contain at the time they are mailed to the shareholders of the Company (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law. At the time the Offer Documents are mailed to the shareholders of the Company or at any time between the time the Offer Documents are mailed to the shareholders of the Company and the acceptance of shares of Company Common Stock pursuant to the Offer, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is hereby made by the Parent or Acquisition Co. with respect to any information supplied by the Company in writing for inclusion in, or with respect to the Company or information derived from the Company's public SEC filings which is included or incorporated by reference in, the Offer Documents. None of the information supplied or to be supplied in writing by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the shareholders of the Company or at the time of the Company Shareholder Meeting (or any adjournment or postponement thereof), if required, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

4.5      Sufficient Funds.
         ----------------

     Acquisition Co. has or Parent shall cause Acquisition Co. to have sufficient liquid cash funds available to permit Acquisition Co. to satisfy the obligation to pay for shares of Company Common Stock in the Offer, to pay the Merger Consideration in the Merger and to pay the exercise price of any portion of the Top-up Option to be paid in cash. Excluding any award pursuant to the exercise of dissenters rights, the Per Share Amount payable upon closing of the Offer and the Merger shall be the same amount .

                                   ARTICLE 5
                        CERTAIN COVENANTS OF THE COMPANY

5.1      Access and Investigation.
         ------------------------

     During the period from the date hereof through the Closing of the Merger (the "Pre-Closing Period"), the Company shall, and shall cause the respective Representatives of the Company and Subsidiaries to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Companies' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies; (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies and their financial condition, as Parent may reasonably request; and (c) fully cooperate with Parent in its reasonable investigation of the businesses of the Acquired Companies. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by the Company during the Pre-Closing Period with the SEC, and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request. In addition, the Company shall during the Pre-Closing Period give prompt written notice to Parent, and the Parent shall during the Pre-Closing Period give prompt written notice to the Company, if it becomes aware of (A) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (B) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (C) the occurrence of an event or circumstance that could be reasonably expected to make the timely satisfaction of any of the conditions set forth in Annex I impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect, and (D) the commencement of any litigation or Proceeding against the Company, Parent or Acquisition Co. Nothing in this
Section 5.1 shall require the Company to provide Parent or Acquisition Co. with any information relating to an Alternative Transaction Proposal.

5.2      Operation of the Business.
         -------------------------

     5.2.1. Unless Parent shall otherwise consent in writing and except as expressly contemplated by this Agreement or in the schedules to the Company Disclosure Letter (the inclusion of any such item constituting a consent to such matter by Parent and Acquisition Co.), during the Pre-Closing Period the Company shall conduct, and it shall cause the Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all Persons with whom it does business. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries will:

     (a) amend or propose to amend its articles of incorporation or bylaws (or comparable governing instruments);

     (b) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any Subsidiary, including but not limited to any securities convertible into or exchangeable for shares of stock of any class of the Company or any such Subsidiaries, except for the issuance of Company Common Stock pursuant to the exercise of stock options outstanding on the date of this Agreement in accordance with their present terms;

     (c) amend or waive any of its rights under any provision of any of the Company Stock Option Plans (provided that, notwithstanding anything in this Agreement to the contrary, the Company may accelerate vesting under any or all of the Company Options), any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract, in each case with respect to the capital stock of the Company and Subsidiaries;

     (d) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than (i) dividends or distributions to the Company or a Subsidiary and
(ii) the declaration and payment by the Company of quarterly cash dividends in the amount of $0.06 per share in accordance with past practice, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

     (e) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Alternative Transaction Proposal;

     (f) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

     (g) enter into any agreement, understanding or commitment that restrains, limits or impedes, in any material respect, the ability of any Acquired Company to compete with or conduct any business or line of business;

     (h) take any action that could be reasonably expected to result in any of the conditions to the Offer set forth in Annex I not being satisfied; or

     (i) take any action that could reasonably be expected to require the Company to become obligated to pay any severance due to a change-in-control or similar provision in any Contract other than as a result of the consummation of the transactions contemplated by this Agreement.

     5.2.2. Unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld) and except as expressly contemplated by this Agreement or in the schedules to the Company Disclosure Letter (the inclusion of any such item constituting a consent to such matter by Parent and Acquisition Co.), during the Pre-Closing Period the Company shall conduct, and it shall cause the Subsidiaries to conduct, its or their businesses in the ordinary course and consistent with past practice, and the Company shall, and it shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with all Persons with whom it does business. Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries will unless the Parent shall consent in writing (which consent shall not be unreasonably withheld):

     (a) make or rescind any material Tax election or settle or compromise any material Tax liability of the Company or of any Acquired Company;

     (b) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or the Subsidiaries generally;

     (c) create,  incur or assume any indebtedness for borrowed money except for
(1)(i)  borrowings in the ordinary  course of business under existing  revolving credit facilities and lines of credit and (ii) refinancing of existing obligations on terms that are no less favorable to the Company or the Subsidiaries than the existing terms (other than interest rates may vary); (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person (other than a Subsidiary); (3) make any capital expenditures (other than as necessary to conduct the business of the Company and Subsidiaries consistent with past practice) or make any loans, advances or capital contributions to, or investments in, any other Person (other than to a Subsidiary and customary travel, relocation or business advances to employees); (4) acquire the stock or assets of, or merge or consolidate with, any other Person; (5) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise); or (6) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any assets or properties, real, personal or mixed material to the Company and the Subsidiaries taken as a whole other than to secure debt permitted under clauses (i) and (ii) of subsection (1) of this paragraph (c) and other than the sale of assets in the ordinary course of business consistent with past practice;

     (d) increase in any manner the compensation of any of its officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change-in-control, collective-bargaining, bonus or other incentive compensation, profit-sharing, health or other welfare, stock-option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant or affiliate other than (i) as required pursuant to the terms of agreements or plans in effect on the date of this Agreement, or (ii) increases in the salaries or wages of present employees (other than executives, officers and directors) in the ordinary course of business and consistent with past practice (for the avoidance of doubt, bonuses may be paid for calendar year 2009 performance consistent with past practice), except that the Company may make the payments set forth at Section 5.2 of the Company Disclosure Letter;

     (e)(1) commence or settle any material Proceeding, or (2) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of claims, liabilities or obligations either (A) to the extent reflected or reserved against in the Latest Balance Sheet; or (B) incurred in the ordinary course of business since the date of the Latest Balance Sheet;

     5.2.3. The Company shall, and the Company shall cause each Subsidiary to, use its reasonable best efforts to comply in all respects with all Laws applicable to it or any of its properties, assets or business and maintain in full force and effect all the Permits necessary for, or otherwise material to, such business.

5.3      No Solicitation.
         ---------------

     (a) "Alternative Transaction Proposal" means (i) any tender or exchange offer for the Company's Common Stock, (ii) any inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its directors or executive officers relating to any proposed tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any subsidiary of the Company or (iii) any inquiry, proposal or indication of interest (whether binding or non-binding) to the Company or its directors or executive officers to acquire in any manner beneficial ownership (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of ten percent (10%) or more of the outstanding voting securities of the Company or ten percent (10%) or more of the aggregate fair market value of the consolidated assets of Company and its Subsidiaries, other than the transactions contemplated by this Agreement or the Tender and Voting Agreement.

     (b) The Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any of its or any Subsidiary's officers, directors, employees, representatives, investment bankers, financial advisers, accountants and agents (collectively, "Representatives"), directly or indirectly, to: (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to, or which is designed or reasonably likely to, facilitate, induce or encourage any inquiries with respect to, or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Alternative Transaction Proposal; (ii) participate in any discussion or negotiations regarding or facilitate any effort or attempt to make any Alternative Transaction Proposal (except to the extent necessary to disclose the Company's obligations under this Section 5.3); (iii) approve, endorse or recommend any Alternative Transaction Proposal, except to the extent permitted pursuant to paragraph (d) below; or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment (whether binding or not) contemplating or otherwise relating to any possible or proposed Alternative Transaction Proposal.

     (c) As promptly as reasonably practicable (and in any event within 24 hours) after receipt of any Alternative Transaction Proposal or any request for nonpublic information or any inquiry relating in any way to any Alternative Transaction Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Alternative Transaction Proposal, request or inquiry, a copy of any term sheet or proposed definitive agreement regarding such Alternative Transaction Proposal and any revisions thereto, and the identity of the Person or group of Persons making any such Alternative Transaction Proposal, request or inquiry. In addition, the Company shall keep Parent informed, as promptly as reasonably practicable, in all material respects of the status and details (including amendments or proposed amendments) of any such Alternative Transaction Proposal, request or inquiry.

     (d) Notwithstanding the covenants in Section 5.3(b) above, if the Company is not in breach of its covenants contained in Section 5.3(b) above (it being understood that a breach by a Subsidiary or Representative shall be deemed to be a breach by the Company for purposes of this paragraph (d)), prior to the Offer Closing Date (as defined in Section 7.3 below), in response to an unsolicited bona fide Alternative Transaction Proposal that the Company's board of directors determines in good faith (after receipt of advice from its outside legal counsel and in consultation with its financial advisor) constitutes or would reasonably be expected to lead to a Company Superior Proposal, the Company's board of directors may, to the extent that it determines in good faith (after receipt of advice from its outside legal counsel) that such action is required in order to comply with its fiduciary duties under applicable Law, take the following actions to the extent reasonably necessary to satisfy such fiduciary duties (but only after giving Parent not less than 24 hours written notice of the intention to take such action and the identity of the Person or group of Persons making such Alternative Transaction Proposal): (i) furnish information with respect to the Company to any Person pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside legal counsel) but in no event less restrictive than the confidentiality provisions contained in the Confidentiality, Non-disclosure and Exclusive Negotiation Agreement (as hereafter defined) and provided that any information provided to such Person is contemporaneously provided to Parent; and/or (ii) participate in negotiations regarding such Alternative Transaction Proposal. For purposes of this Agreement, a "Company Superior Proposal" means any bona fide unsolicited written Alternative Transaction Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (with any financing necessary to consummate such Alternative Transaction Proposal to have been committed by a financial institution), all of the Company's capital stock then outstanding or all of the assets of the Company, on terms which the

Company's board of directors determines in its good faith judgment (based on the advice of its advisors) to be more favorable from a financial point of view to the Company's shareholders than the Offer and the Merger, as the same may be proposed to be amended (taking into account all factors relating to such proposed transaction deemed relevant by the Company's board of directors, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto).

     (e) Neither the Company's board of directors nor any committee thereof shall (i) withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, the approval and Company Board Recommendation, (ii) approve or recommend, or propose to approve or recommend, any Alternative Transaction or
(iii) cause the Company or any Subsidiary to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Alternative Transaction unless the Company's board of directors shall have previously terminated this Agreement pursuant to Sections 8.1(c), 8.1(e), 8.1(g) or 8.1(h).

     (f) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any other disclosure to the Company's shareholders if, in the good faith judgment of the Company's board of directors, after receipt of advice from its outside legal counsel, failure so to disclose would create a reasonable possibility of a breach of its fiduciary duties to the Company's shareholders under applicable Law; provided, however, neither the Company nor its board of directors nor any committee thereof shall, except as permitted by Section 5.3(e), withdraw or modify, or propose publicly to withdraw or modify, the Company Board Recommendation or approve or recommend, or propose publicly to approve or recommend, an Alternative Transaction Proposal.

                                   ARTICLE 6
                            COVENANTS OF THE PARTIES

6.1      Shareholder Approval; Proxy Statement.
         -------------------------------------

     (a) If the adoption of this Agreement by the Company's shareholders is required by applicable Law, the Company shall, as promptly as practicable following the Offer Closing Date (as defined in Section 7.3 below), take all action necessary under all applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the "Company Shareholder Meeting").

     (b) If the adoption of this Agreement by the Company's shareholders is required by Law, the Company shall, as soon as practicable following the Offer Closing Date, prepare and file with the SEC the Proxy Statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders, as promptly as practicable.

     (c) Notwithstanding anything to the contrary contained in this Agreement, if Acquisition Co. and Parent shall own of record by virtue of the Offer, the Top-Up Option or otherwise at least 90% of the outstanding shares of Company Common Stock (such that the conditions of Section 31D-11-1105 of the WVBCA are satisfied), the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration date of the Offer (as such expiration date may have been extended in accordance with the terms of this Agreement) without the Company Shareholder Meeting (a "Short Form Merger").

     (d) Parent agrees to cause all shares of Company Common Stock, if any, owned by Parent or any subsidiary of Parent to be voted in favor of the adoption of the Agreement at the Company Shareholder Meeting.

6.2      Regulatory Approvals.
         --------------------

     Each party shall use its reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Tender and Voting Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date hereof, prepare and file any notifications required under any applicable antitrust Laws in connection with the Offer, the Merger or the other transactions contemplated by this Agreement and the Tender and Voting Agreement. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (a) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Body with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement, (b) keep the other party informed as to the status of any such
Proceeding or threat, and (c) promptly inform the other party of any communication to or from any Governmental Body regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement and the Tender and Voting Agreement. Except as may be prohibited by any Governmental Body or by any Law, (x) each party will consult and cooperate with the other, and will consider in good faith the views of the other, in connection with any analysis, appearance, presentation, memorandum, brief, Proceeding under or relating to any foreign, federal or state antitrust or fair trade Law, and (y) in connection with any such Proceeding, each party will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or the Subsidiaries' ability to operate or retain any of the businesses, product lines or assets of the Company or any Subsidiary, provided, however, that any such action is conditioned upon the consummation of the Offer and satisfaction of all conditions to the consummation of the Offer.

6.3      Employee Benefits.
         -----------------

     Parent further agrees that to the extent Parent terminates or freezes a Company Benefit Plan of the Acquired Companies, (i) that the employees of the Acquired Companies who continue employment with Parent or its subsidiaries shall be enrolled in comparable plans of Parent to the extent that Parent then offers comparable plans to its employees who are employed at similar geographic locations, and (ii) that for purposes of determining eligibility, vesting and benefits under any such Parent plans, Parent will recognize service with the Acquired Companies. For the avoidance of doubt, the participation of any employees of the Acquired Companies in any equity based compensation plans of Parent will be expressly determined by Parent in its sole discretion. Nothing in this Agreement shall require Parent to retain any Acquired Companies employees for any period of time after the Closing Date and, subject to requirements of applicable law, Parent reserves the right, at any time after the Closing Date, to terminate such employment and to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of Acquired Company employees. Prior to the Acceptance Time, the Company (acting through the compensation committee of the Company Board of Directors if such committee is comprised of independent directors as provided in Rule 14d-10(d)(2) or, if such compensation committee in not comprised of such independent directors, by a special committee as provided in Rule 14d-10(d)(2)) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or any of its Subsidiaries with respect to any payments that are to be made to any of its officers, directors or employees which are described in Section 2.5(b) and
Section 5.2 of the Company Disclosure Letter to be approved as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act. For purposes hereof, "Acceptance Time" shall mean the time at which Acquisition Co. accepts for payment shares of Company Common Stock tendered and not properly withdrawn pursuant to the Offer.

6.4      Indemnification of Officers and Directors.
         -----------------------------------------

     (a) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation's Bylaws to continue to contain the following quoted indemnification provisions which are contained in the Company's Bylaws and further agrees that for a period of six years after the Effective Time these indemnification provisions shall apply to each person who was an officer, director or employee of the Company or its Subsidiaries at any time before the date hereof or who becomes before the Effective Time, an officer, director, or employee or shareholder of the Company (the "Indemnified Persons"):

     "1. To the extent permitted by applicable law, the corporation shall indemnify any person (other than a shareholder of the corporation) who was or is a party or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action or proceeding by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. 2. To the extent permitted by applicable law the corporation shall indemnify any shareholder of the corporation who was or is a party or threatened to be made a party to any threatened, pending or completed action or proceedings, whether civil, criminal, administrative, or investigative (including, without limitation, an action or proceeding by or in the right of the corporation) by reason of the fact that he is or was a shareholder, director, officer, employee or agent of the corporation, or is, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney fees), judgments, fines, taxes and penalties and interest thereon, and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or wilful misconduct. In the event of any other judgment against any such shareholder or in the event of a settlement, indemnification shall be made only if the corporation shall be advised, in case none of the persons involved shall have been a director of the corporation, by the board of directors, and otherwise by independent counsel to be appointed by the board of directors, that in its or his opinion such shareholder was not guilty of gross negligence or wilful misconduct, and, in the event of a settlement, that such settlement was, or if still to be made, is, in the best interests of the corporation. If a determination is to be made by the board of directors, it may rely, as to all questions of law, on the advice of the independent counsel.

     3. The foregoing rights of indemnification shall inure to the benefit of the heirs, executors or administrators of each such shareholder, director, officer, employee or agent and shall be in addition to and not exclusive of, any other rights to which such shareholder, director, officer, employee or agent may be entitled."

     (b) Parent hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual performance by the Surviving Corporation of the Surviving Corporation's obligations to indemnify the Indemnified Persons under the foregoing subsection (a) of this Section 6.4 as and when such performance shall become due. This is a guarantee of payment and performance and not merely of collectibility, and a separate action or actions may be brought by the Indemnified Persons against Parent regardless of whether action is brought against the Surviving Corporation.

     (c) Parent shall maintain, or shall cause the Surviving Corporation to maintain, in effect for three years following the Effective Time, the current directors' and officers' liability insurance policies covering the officers and directors of the Company (provided that Parent may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time. In connection with the foregoing, the Company agrees in order for Parent to fulfill its agreement to provide directors' and officers' liability insurance policies for three years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

     (d) In the event that either Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligation to cause the Surviving Corporations Bylaws to continue to contain the indemnification provisions in accordance with Section 6.4(a) and (b)and to provide directors and officers liability insurance in accordance with Section 6.4(c).

     (e) The provisions of this Section 6.4 shall be enforceable by the Indemnified Persons against Parent and shall be binding on all respective successors and assigns of Parent.

6.5      Additional Agreements.
         ---------------------

     Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other transactions contemplated by this Agreement and the Tender and Voting Agreement. Without limiting the generality of the foregoing, each party to this Agreement (a) shall make all filings and give all notices required to be made and given by such party in connection with the Offer and the Merger and the other transactions contemplated by this Agreement and the Tender and Voting Agreement, (b) shall use its reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or contract, or otherwise) by such party in connection with the Offer and the Merger and each of the other transactions contemplated by this Agreement and the Tender and Voting Agreement, and (c) shall use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Offer, the Merger or any of the other transactions contemplated by this Agreement and the Tender and Voting Agreement. Each party shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period. Nothing contained in this Section or in this Agreement shall obligate the Parent or Acquisition Co. to agree to hold separate or to dispose of any assets or businesses of the Parent and its subsidiaries or of the Company and its Subsidiaries.

6.6      Press Releases.
         --------------

     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement and the Tender and Voting Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any Subsidiary or any Representative of any of the Acquired Companies to, make any disclosure to employees of any of the Acquired Companies, to the public or otherwise regarding the Offer, the Merger or any of the other transactions contemplated by this Agreement and the Tender and Voting Agreement, unless (a) Parent shall have been given the opportunity to review and comment upon such disclosure and shall have approved such disclosure or (b) such disclosure is required by applicable Law.

6.7      Resignation of Officers and Directors.
         -------------------------------------

     The Company shall use its reasonable best efforts to obtain and deliver to Parent on or immediately following the acceptance of shares of Company Common Stock pursuant to the Offer the resignation of sufficient directors of each of the Acquired Companies in order that Parent shall have proportionate representation on the boards of directors as provided in Section 1.3.

6.8      General Cooperation.
         -------------------

     During the Pre-Closing Period, the Acquired Companies will use their reasonable best efforts to operate their businesses in such a manner as to achieve a smooth transition consistent with the respective business interests of the Acquired Companies and Parent. In this regard, the Acquired Companies and Parent agree that they will enter into good-faith discussions concerning the businesses of the Acquired Companies, including but not limited to personnel policies and procedures, and other operational matters.

                                   ARTICLE 7
                       CONDITIONS PRECEDENT TO THE MERGER

     The obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1      Shareholder Approval.
         --------------------

     If required by applicable Law, this Agreement shall have been duly adopted by the Required Company Shareholder Vote.

7.2      No Restraints.
         -------------

     No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; provided, however, that in the case of a restraining order, injunction or other order, each of the parties shall have used their reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered.

7.3      Consummation of Offer.
         ---------------------

     Acquisition Co. shall have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer and delivered funds to the depositary to pay for such shares (the first date on which the foregoing occurs is referred to as the "Offer Closing Date").

                                    ARTICLE 8
                                   TERMINATION

8.1      Termination.
         -----------

     This Agreement may be terminated prior to the Offer Closing Date or the Effective Time, as set forth below, by action taken or authorized by the board of directors of the party or parties effecting such termination, whether before or after the Required Company Shareholder Vote, for any reason provided below:

     (a) by mutual written consent of Parent and the Company;

     (b) prior to the Effective Time, by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and non-appealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance of shares of Company Common Stock pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal; provided, however, that in the case of a restraining order, injunction or other order, each of the parties shall have used its reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal as promptly as possible any restraining order, injunction or other order that may be entered;

     (c) prior to the Offer Closing Date, by either Parent or the Company if the acceptance for payment of shares of Company Common Stock equal to or in excess of the Minimum Condition pursuant to the Offer shall not have occurred by the earlier of (i) the expiration of the Offer in accordance with its terms as a result of a failure of any of the conditions of the Offer, or (ii) the close of business on June 15, 2010 (the "Drop Dead Date"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this
Section 8.1(c) if the failure of the acceptance for payment of shares of Company Common Stock pursuant to the Offer by the close of business on the Drop Dead Date was caused by the intentional failure on the part of such party to perform its obligations under this Agreement;

     (d) prior to the Offer Closing Date, by Parent if (i) the Company shall not have performed and complied, in all material respects, with each covenant or agreement contained in this Agreement and required to be performed or complied with by it, or (ii) if any of the representations and warranties of the Company set forth in this Agreement (which for purposes of this Section 8.1(d) shall be read as though none of them contained any qualifiers such as "Material Adverse Effect," "in all material respects" or other materiality qualifiers) shall not have been true and correct as of the date of this Agreement and as of the then scheduled expiration date of the Offer (as it may be extended in accordance with the terms hereof) with the same force and effect as though made as of such date of termination pursuant to this clause (or as of the date when made in the case of any representation and warranty which specifically relates to an earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not be a Company Material Adverse Effect; provided, however, if such failure to perform or comply or inaccuracy of representations and warranties is curable by the Company, then Parent may not terminate the Agreement under this Section 8.1(d) with respect to a particular failure to perform or comply or inaccuracy of representations and warranties prior to or during the ten-Business Day period commencing upon delivery by Parent of written notice to the Company of such failure to perform or comply or inaccuracy of representations and warranties, so long as the Company continues to exercise its reasonable best efforts to cure such failure to perform or comply or inaccuracy of representations and warranties during such ten-Business Day period;

     (e) prior to the Offer Closing Date, by the Company if: (i) any of Parent's representations and warranties contained in this Agreement shall fail to be true and correct as of the date of this Agreement, or as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such earlier date), except where such failure does not have a material adverse effect on the ability of Parent or Acquisition Co. to consummate the Offer or the Merger; or (ii) Parent shall not have complied with, in all material respects, Parent's covenants contained in this Agreement, except where such noncompliance does not have a material adverse effect on the ability of Parent or Acquisition Co. to consummate the Offer or the Merger; provided, however, if such inaccuracy or breach is curable by Parent, then the Company may not terminate this Agreement under this Section 8.1(e) with respect to a particular inaccuracy or breach prior to or during the ten-business-day period commencing upon delivery by the Company of written notice to Parent of such inaccuracy or breach, so long as Parent continues to exercise its reasonable best efforts to cure such inaccuracy or breach within such ten-business-day period; or

     (f) prior to the Offer Closing Date, by Parent if the Company's board of directors has authorized the Company to enter into a binding written agreement regarding an Alternative Transaction Proposal (it being understood that this Section 8.1(f) does not grant to the Company any right to take such action) or if the Company's board of directors withdraws or modifies in a manner adverse to Parent the Company Board Recommendation or fails to reconfirm its recommendation within 15 business days after a written request to do so, or approves or recommends any Alternative Transaction Proposal in respect of the Company; or

     (g) prior to the Offer Closing Date, by the Company if (i) the Company's board of directors determines that an Alternative Transaction Proposal constitutes a Company Superior Proposal, (ii) the Company's board of directors authorizes the Company to enter into a binding written agreement regarding such Alternative Transaction Proposal (provided that the Company complies with provisions of this Agreement including Section 5.3), (iii) the Company provides information to Parent regarding such Alternative Transaction Proposal as reasonably requested by Parent, (iv) the Company notifies Parent in writing that the Company's board of directors has determined that such Alternative Transaction Proposal constitutes a Company Superior Proposal and intends to authorize the Company to enter into a binding written agreement with respect thereto (v) within five business days of receipt of such written notification by Parent, Parent does not make an offer that the Company's board of directors determines, in good faith after consultation with its outside legal counsel and independent financial adviser, to be at least as favorable to the Company's shareholders as the Company Superior Proposal) (it being understood that the Company shall not enter into any binding agreement during such five-business-day period), and (vi) the Company pays the Termination Fee at or prior to the termination of this Agreement; provided, however, that in the event that the determination by the Company's board of directors that such Alternative Transaction Proposal constitutes a Company Superior Proposal is made less than five business days prior to the scheduled expiration date of the Offer, Parent shall have the right, in its sole discretion, to either (A) reduce the five-day period described above or (B) extend the Offer, in either case so that such five-day period will end one day prior to the expiration date of the Offer (and the Company hereby consents to any such action by Parent including any such extension of the expiration date of the Offer); or

     (h) by the Company if Parent or Acquisition Co. shall have (i) failed to commence the Offer within ten business days of the date hereof (assuming that the Company has timely complied with its obligations to cooperate with Parent and Acquisition Co. in connection with the Offer), or (ii) failed to pay pursuant to the Offer and in breach of this Agreement for shares of Company Common Stock validly tendered and accepted for payment in the Offer by Acquisition Co.

8.2      Effect of Termination.
         ---------------------

     If this Agreement is terminated as provided in Section 8.1, it shall be of no further force or effect; provided, however, that (i) Section 8.2, Section 8.3 and Article 9 (and the Confidentiality, Non-disclosure and Exclusive Negotiation Agreement, as defined below) shall survive the termination of this Agreement, and shall remain in full force and effect, (ii) the termination of this Agreement and the Tender and Voting Agreement shall not relieve any party from any liability for fraud or from any liability for any intentional or willful breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (iii) no termination of this Agreement shall in any way affect any of the parties' rights or obligations with respect to any shares of Company Common Stock accepted for payment and paid for pursuant to the Offer prior to such termination. For purposes hereof, "Confidentiality, Non-disclosure and Exclusive Negotiation Agreement" shall mean that certain Confidentiality, Non-disclosure and Exclusive Negotiation Agreement dated as of December 10, 2009, as amended, by and between Parent and the Company.

8.3      Expenses; Termination Fees.
         ---------------------------

     (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Offer or the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees for the filing of any notice or other document under any applicable antitrust law or regulation, including the filing with the United States Department of Justice and Federal Trade Commission pursuant to the HSR Act.

     (b) If this  Agreement  is  terminated  (i) by  Parent or  Acquisition  Co.
pursuant to Section 8.1(f), or (ii) by the Company pursuant to Section 8.1(g); then the Company shall pay to Parent substantially concurrently with such termination, in the case of a termination by the Company, or within two (2) Business Days thereafter in the case of a termination by Parent, the Termination Fee.

     (c) In the event that this Agreement is terminated pursuant to Section 8.1(d) by reason of a breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement that the Company shall have failed to cure in accordance with the notice and cure provisions of Section 8.1(d), the Company shall promptly reimburse Parent for its and Acquisition's reasonable out-of-pocket fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. In the event that (i) this Agreement is terminated pursuant to Section 8.1(d) by reason of a breach by the Company of any representation, warranty or covenant of the Company contained in this Agreement that the Company shall have failed to cure in accordance with the notice and cure provisions of Section 8.1(d), (ii) prior to such termination an Alternative Transaction Proposal shall have been publicly disclosed or otherwise communicated to the Company or the Company's board of directors and not withdrawn, and (iii) within six (6) months after such termination, the Company consummates a transaction contemplated by any Alternative Transaction Proposal, then the Company shall pay to Parent the Termination Fee (less any amount previously paid pursuant to this Section 8.3(c)) on the date no later than two (2) Business Days after the consummation of a transaction that constitutes an Alternative Transaction Proposal; provided, however that in no event shall a transaction engaged in by the Company during such six month period obligate the Company to pay the Termination Fee if (x) the Company's shareholders constitute at least sixty percent (60%) of the equity holders of the surviving entity in such transaction and (y) such transaction was not the Alternative Transaction Proposal publicly disclosed or otherwise communicated to the Board of Directors prior to the termination of this Agreement. For purposes of the immediately preceding sentence, the term "Alternative Transaction Proposal" shall have the meaning assigned to such term in Section 5.3 except that the references to "ten percent (10%)" therein shall be deemed to be references to "a majority."

     (d) In the event that this Agreement is terminated pursuant to Section 8.1(e) by reason of a breach by Parent or Acquisition Co. of any representation, warranty or covenant of Parent or Acquisition Co. contained in this Agreement that Parent or Acquisition shall have failed to cure in accordance with the notice and cure provisions of Section 8.1(e), Parent shall promptly reimburse Company for Company's reasonable out-of-pocket fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     (e) In the event this Agreement is terminated pursuant to Section 8.1(h)(ii) a fee in immediately available United States Dollars in the amount of three million three hundred and seventythree thousand dollars ($3,373,000.00) shall be paid by the Parent to the Company within two (2) Business Days of termination.

     (f) For purposes of this Agreement, "Termination Fee" shall mean a fee in immediately available United States Dollars equal to three million three hundred and seventythree thousand dollars ($3,373,000.00).

     (g) Company  acknowledges and agrees that the agreements  contained in this
Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the Termination Fee is not a penalty but rather liquidated damages in a reasonable amount that will compensate Parent and Acquisition Co. in the circumstances where such fee is payable to Parent, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay when due any amount payable under this
Section 8.3, then: (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 300 basis points over the "prime rate" (as announced by PNC Bank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

     (h) If the Parent fails to pay when due the fee set forth at Section 8.3(e) then (i) Parent shall reimburse Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Company of its rights under this
Section 8.3 and (ii) the Parent shall pay to Company interest on such overdue amount, computed in the same manner as in Section 8.3(g)(ii).

                                   ARTICLE 9
                               GENERAL PROVISIONS

9.1      Amendment.
         ---------

     Subject to Section 1.3(c), this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

9.2      Waiver and Consents.
         -------------------

     No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Subject to Section 1.3(c), no party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

9.3      Knowledge Convention.
         --------------------

     Whenever any statement herein or in any schedule, exhibit, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of a party hereto or words of similar intent, such statement shall be deemed to be made to the actual knowledge of the persons identified on Schedule
9.3 of the Company Disclosure Letter after a reasonable investigation of the subject matter thereof.

9.4      No Survival of Representations and Warranties.
         ---------------------------------------------

     None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger; provided, however, that this Section 9.4 shall not limit any covenant or agreement of the parties hereto which by its terms provides for performance after the Effective Time or after termination of this Agreement.

9.5      Entire Agreement.
         ----------------

     This Agreement (together with its attachments, exhibits, annexes and schedules) and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the confidentiality provisions of the Confidentiality and Non-disclosure Agreement shall not be superseded and shall remain in full force and effect.

9.6      Counterparts and Delivery.
         ------------------------

     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Signatures delivered by means of facsimile or other electronic transmission shall be valid and binding to the same extent as the delivery of original signatures.

9.7      Third-Party Beneficiaries.
         -------------------------

     No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies under any provision of this Agreement except for (a) Indemnified Persons pursuant to, as provided by and in accordance with Section 6.4, and (b) holders of Company Options pursuant to, as provided by and in accordance with Section 2.5(b).

9.8      Governing Law; Jurisdiction and Venue.
         -------------------------------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflicts-of-law principles. In any action between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this
Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the Western District of the Commonwealth of Pennsylvania and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in the Western District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.12.

9.9      Specific Performance.
         --------------------

     The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the Western District of the Commonwealth of Pennsylvania, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

9.10     Headings.
         --------

     The section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.11     Assignability.
         -------------

     This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect; provided, further, that Parent may assign this Agreement to any direct or indirect subsidiary of Parent without the prior written consent of the Company, but any such assignment shall not relieve Parent of any of its obligations hereunder. Any assignment prohibited under this Section 9.11 shall be null and void.

9.12     Notices.
         -------

     All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement, or in connection with the transactions contemplated hereby and thereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (a) if personally delivered, on the business day after it is sent (as evidenced by the receipt of the personal delivery service); (b) if mailed by certified or registered mail with return receipt requested, four business days after the aforesaid mailing;
(c) if delivered by overnight courier (with all charges having been prepaid), on the second business day after it is sent (as evidenced by the receipt of the overnight courier service of recognized standing); or (d) if delivered by facsimile transmission, on the business day of such delivery if confirmed within 48 hours thereafter by a signed original sent in one of the manners set forth in
(a) through (c) above. If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 9.12), or the refusal to accept same, the notice shall be deemed received on the business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable:

      If to Company:       Portec Rail Products, Inc.
                           900 Old Freeport Road
                           Pittsburgh, PA 15238
                           Attention:  Marshall Reynolds, Chairmand of the Board
                           Fax:  412-782-1037

      With a copy to:      Luse Gorman Pomerenk & Schick, P.C.
                           5335 Wisconsin Ave., N.W.
                           Suite 780
                           Washington, D.C. 20015
                           Attention: Alan Schick, Esq.
                           Fax:  (202) 362-2902


      If to Parent or
      Acquisition Co.:     L. B. Foster Company
                           415 Holiday Drive
                           Pittsburgh, PA 15220
                           Attention:  David L. Voltz,
                           Vice President and General Counsel
                           Fax:  412-928-7891

      With a copy to:      Buchanan Ingersoll & Rooney PC
                           One Oxford Centre
                           301 Grant Street, 20th Floor
                           Pittsburgh, Pennsylvania 15219
                           Attention:  Lewis U. Davis, Esq.
                           Fax:  (412) 562-1041

9.13     Cooperation.
         -----------

     Each party to this Agreement agrees to reasonably cooperate with the other parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties to evidence or reflect the transactions contemplated by this Agreement.

9.14     Severability.
         ------------

     Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.15     Construction.
         ------------

     The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Annexes" are intended to refer to Sections of this Agreement and Exhibits or Annexes to this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.



                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

                                     COMPANY:

                                     PORTEC RAIL PRODUCTS, INC.


                                    By: /s/ Marshall T. Reynolds
                                       -------------------------------------
                                       Its: Chairman of the Board


                                    PARENT:

                                    L. B. FOSTER COMPANY


                                    By: /s/ Stan Hasselbusch
                                       --------------------------------------
                                      Its: President and Chief Executive Officer



                                      ACQUISITION CO.:

                                      FOSTER THOMAS COMPANY


                                     By: /s/ Stan Hasselbusch
                                       --------------------------------------
                                      Its: President and Chief Executive Officer





                  Signature Page - Agreement and Plan of Merger

                                     ANNEX I

                             CONDITIONS OF THE OFFER

     Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement and Plan of Merger (the "Agreement") of which this Annex I is a part. Notwithstanding any other provision of the Offer, Acquisition Co. shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition Co.'s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any tendered shares of Company Common Stock, and may amend the Offer consistent with the terms of the Agreement or terminate the Offer and not accept for payment any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not have been satisfied at the time of expiration of the Offer (as the same may be extended pursuant to the Agreement), or (ii) on any scheduled expiration date any of the following events or circumstances shall occur or exist:

     (a) the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act shall not have expired or been terminated;

     (b) any waiting period applicable to the Offer or the Merger under any applicable foreign antitrust or competition-related legal requirements shall not have expired or been terminated, and any consent required under any applicable foreign antitrust or competition-related legal requirement in connection with the Offer or the Merger shall not have been obtained or not be in full force and effect;

     (c) any event that has had or would reasonably be expected to result in a Company Material Adverse Effect;

     (d) (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq Global Select Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or a disruption of or material adverse change in either the syndication market for credit facilities or the financial, banking or capital markets that have a disproportionate adverse effect on the Company and its Subsidiaries taken as a whole relative to other industry participants, or (iii) a commencement of war or armed hostilities (other than a continuation of such wars, conflicts or actions in which the United States armed forces were engaged as of the date of the Agreement) directly involving the United States or any other jurisdiction in which the Company or any of the Company's Subsidiaries has material assets or operations, provided that such action results in a Company Material Adverse Effect or materially or adversely affects or delays the consummation of the Offer;

     (e) any of the representations and warranties of the Company set forth in the Agreement (without giving effect to any materiality or similar qualification contained therein) shall not be true and correct, as of the date of this

                                   Annex I - 1


Agreement or as of a date subsequent to the date of this Agreement as if made on such subsequent date, except to the extent the failure of any such representations and warranties to be true and correct (without giving effect to any materiality or similar qualification contained therein), taken together in their entirety, would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that any such breach capable of being cured has not in fact been cured prior to the initial expiration date of the Offer (or such later date upon which the Offer shall expire in accordance with Section 1.1(d));

     (f) the Company shall not have performed and complied, in all material respects, with each covenant or agreement contained in the Agreement and required to be performed or complied with by it and such failure would reasonably be expected to have a Company Material Adverse Effect and such failure is incapable of being cured or has not been cured during the grace period described in the proviso below; provided, however, if such breach is curable by the Company, then Parent may not terminate the Agreement under
Section 8.1(d) of the Agreement with respect to a particular breach prior to or during the ten-business-day period commencing upon delivery by Parent of written notice to the Company of such breach, so long as the Company continues to exercise commercially reasonable efforts to cure such breach during such ten-business-day period;

     (g) any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Offer or the Merger or any of the other transactions contemplated by the Agreement shall be pending or shall have been issued by any court of competent jurisdiction and remain in effect, or there shall be any Law enacted or deemed applicable by a Governmental Body to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement illegal;

     (h) any antitrust regulator or body having decided to take, institute, implement or threaten any action proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything or having enacted, made or proposed any statute, regulation, decision, order or change to published practice or there would be outstanding any statute, regulation, decision or order which would or might:

     1. impose any limitation on, or result in a delay in, the ability of Parent or Acquisition Co. directly or indirectly to acquire or hold or to exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in the Company or its Subsidiaries or on the ability of Parent directly or indirectly to hold or exercise effectively any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise management control over, the Company or any of its Subsidiaries, or

     2. require Parent, Company or Acquisition Co. to divest any of their respective assets or businesses in connection with the Offer and the Merger or any of the transactions contemplated by the Agreement;

                                   Annex I - 2



     (i) the failure of the Company to obtain any necessary consent to the transactions contemplated by this Agreement required by the Contracts with the Company's vendors identified in writing by the Parent to the Company on or prior to the date of this Agreement; or

     (j) the Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Parent and Acquisition Co. and (except for the Minimum Condition) may be waived by Parent and Acquisition Co., in whole or in part at any time and from time to time, in the sole discretion of Parent and Acquisition Co. The failure by Parent or Acquisition Co. at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.




                                   Annex I - 3